UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
GSI Commerce, Inc.

(Name of Registrant as Specified in its Charter)

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May 4, 2009

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of GSI Commerce, Inc. which will be held on Thursday, June 18, 2009 at 9:00 a.m. local time, at the Company’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406.

At the Annual Meeting, stockholders of GSI Commerce, Inc. are being asked to elect nine directors of GSI Commerce, Inc., ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2009, and act upon such other business as may properly come before the Annual Meeting.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials and lowers the costs of our annual meeting. We are mailing to our stockholders a notice containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report to Stockholders and vote online. The notice also includes instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you do receive annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors will be enclosed. If you receive your annual meeting materials via e-mail, the e-mail will contain voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at www.proxyvote.com.

Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to vote your shares promptly by using the Internet or by signing and returning a proxy card.

Sincerely,

Michael G. Rubin
Chairman of the Board, President
and Chief Executive Officer

935 First Avenue, King of Prussia, PA 19406          (610) 491-7000

PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
ADDITIONAL INFORMATION
COST OF ANNUAL MEETING AND PROXY STATEMENT
STOCKHOLDER PROPOSALS
ANNUAL REPORT
HOUSEHOLDING

GSI COMMERCE, INC.
935 FIRST AVENUE
KING OF PRUSSIA, PA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held June 18, 2009

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Stockholders of GSI Commerce, Inc. (“GSI”) will be held on Thursday, June 18, 2009, at 9:00 a.m. local time, at GSI’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406. At the Annual Meeting, stockholders will be asked:

1. To elect nine directors named in this proxy statement, each to hold office for one year terms and until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as GSI’s independent registered public accounting firm for fiscal 2009; and

3. To act upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors has fixed April 24, 2009 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES BY USING THE INTERNET OR BY SIGNING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

Arthur H. Miller
Secretary

King of Prussia, Pennsylvania
May 4, 2009

GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406

PROXY STATEMENT

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet. We are mailing to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2008 annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to be able to vote through the Internet (the deadline for voting by Internet is 11:59 p.m. (EST) on June 17, 2009). Other stockholders, in accordance with their prior requests, will receive e-mail notification of how to access our proxy materials and vote via the Internet, or are being mailed paper copies of our proxy materials and a proxy card.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders and lower the cost of the annual meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions described below and included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of GSI Commerce, Inc. (“GSI” or the “Company”) is soliciting your vote at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting and the Proxy Card are first being mailed to stockholders on or about May 4, 2009.

When is the Annual Meeting and where will it be held?

The Annual Meeting will be held on Thursday, June 18, 2009 at 9:00 a.m. local time, at the Company’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406.

How can I obtain directions to be able to attend the Annual Meeting and vote in person?

The Company’s headquarters, where the Annual Meeting will be held, is located at 935 First Avenue, King of Prussia, Pennsylvania 19406. You may obtain directions to the Company’s headquarters by contacting the Company during regular business hours at (610) 491-7000 or by accessing the Company’s website at http://www.gsicommerce.com and clicking on the “locations” link under the tab “About GSI Commerce”.

Who is entitled to vote at the Meeting?

The Board of Directors has set April 24, 2009 as the record date for the Annual Meeting (the “Record Date”). If you were a stockholder of record, as shown on the stock transfer books of GSI, at the close of business on the Record Date, you are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each share of GSI common stock, par value $0.01 per share (the “Common Stock”) is entitled to one vote on each matter which may be brought before the Annual Meeting.

On the Record Date, there were 48,863,150 shares of Common Stock issued and outstanding and, therefore, eligible to vote at the Meeting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast, or 24,431,576 votes, must be present or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. All shares of GSI Common Stock present in person or represented by proxy (including broker non-votes) and entitled to vote at the Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I vote my shares?

In order to vote your shares, you may attend the Annual Meeting and vote in person or you may vote by proxy.

You may vote by proxy by either (i) via the Internet at: www.proxyvote.com (using the 12-digit number included on your proxy card or notice of annual meeting) or (ii) completing and signing the enclosed proxy card and returning the card in the postage-paid envelope GSI has provided you if you received a paper copy of the proxy materials. The deadline for voting by Internet is 11:59 p.m. (EST) on June 17, 2009. If you receive more than one control number, in order for all of your shares to be voted, you must vote using all control numbers you receive.

How can I obtain a full set of proxy materials and/or a traditional proxy card at no additional charge?

You may request a paper copy of the full set of proxy materials any of the following three ways:

1. By Internet: www.proxyvote.com;

2. By Phone: (800) 579-1639; or

3. By Email: sendmaterial@proxyvote.com (your email should contain the 12-digit number from your notice of annual meeting in the subject line).

To ensure timely delivery prior to the Annual Meeting, please make your request by June 4, 2009.

What if I do not specify how I want my shares voted?

If you submit a proxy but do not indicate how you want your shares voted, the persons named in the proxy will vote all shares of Common Stock represented by such proxy:

(i) FOR election of all nominees for director named in this Proxy Statement;

(ii) FOR ratification of the appointment of Deloitte & Touche LLP; and

(iii) in their discretion as to any other matter that may properly come before the Annual Meeting.

How are my votes counted?

You may either vote for or withhold authority to vote for a nominee for the Board. For the election of directors, withheld votes do not affect whether a nominee has received sufficient votes to be elected.

You may vote for or against or you may abstain from voting on any other proposal. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against that proposal. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal.

How many votes are required to elect directors or to approve any other proposal?

The election of directors will be determined by a plurality vote and the nine nominees receiving the most votes will be elected. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve any other proposal at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	properly submitting a later-dated proxy by Internet or mail; or

•	attending the Annual Meeting and voting in person. Your attendance alone will not revoke your proxy. You must also vote in person at the Annual Meeting.

The last vote received chronologically will supersede any prior vote. The deadline for voting by Internet is 11:59 p.m. (EST) on June 17, 2009.

If you hold your shares in street name, you must contact your broker, bank or other nominee regarding how to change your vote.

Could other matters be decided at the Annual Meeting?

GSI does not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Fiscal Year End

As used in this Proxy Statement, “fiscal 2000,” “fiscal 2001,” “fiscal 2004,” “fiscal 2005”, “fiscal 2006,” “fiscal 2007” and “fiscal 2008” refer to GSI’s fiscal years ended December 30, 2000, December 29, 2001, January 1, 2005, December 31, 2005, December 30, 2006, December 29, 2007 and January 3, 2009, respectively, and “fiscal 2009” refers to GSI’s fiscal year ending January 2, 2010.

PROPOSAL 1 — ELECTION OF DIRECTORS

GSI’s amended and restated bylaws provide that the number of directors will be set at nine unless otherwise determined by the Board of Directors. The Board has set the number of directors at nine. The following table sets forth certain information regarding the nominees for election to the Board to serve for one-year terms until the 2010 Annual Meeting and until their respective successors are elected and qualified. All of the nominees currently serve as directors of GSI. The nominees have consented to being named in this Proxy Statement and to serve if elected.

			Director
Name	Age(1)	Position(s) Held in the Company	Since

Michael G. Rubin	36	Chairman, President and Chief Executive Officer	1995
M. Jeffrey Branman	53	Director	2001
Michael J. Donahue	50	Director	2006
Ronald D. Fisher	61	Director	2000
John A. Hunter	57	Director	2005
Mark S. Menell	44	Director	2000
Jeffrey F. Rayport	49	Director	1999
Lawrence S. Smith	61	Director	2008
Andrea M. Weiss	53	Director	2006

(1)	As of April 1, 2009.

Michael G. Rubin has served as GSI’s chairman of the board and chief executive officer since July 1995 and as president since August 2006. Previously, Mr. Rubin served as GSI’s co-president from May 2004 through August 2005 and as GSI’s president from June 2000 through May 2004.

M. Jeffrey Branman has been one of GSI’s directors since October 2001. Since March 2007, Mr. Branman has been a managing director of Hilco Consumer Capital LLC, a private equity firm focused on North American consumer products companies and brands. From February 2007 to March 2007, Mr. Branman was a managing director of Petsky Prunier LLC, a specialty investment bank. From March 2005 through February 2007, Mr. Branman was the president and owner of Interactive Commerce Partners LLC, a provider of financial advisory services. Mr. Branman served as president of Interactive Technology Services, a subsidiary of Comcast Corporation, a developer, manager and operator of broadband cable networks, from April 2000 through March 2005. Interactive Technology Services served as financial advisor to Interactive Technology Holdings, LLC, a joint venture of Comcast Corporation and QVC, Inc. which sought and made investments. From March 1996 to February 2000, Mr. Branman was senior vice president corporate development of Foot Locker, Inc., a retailer of athletic footwear and apparel, and chief executive officer of FootLocker.com, the internet and direct marketing subsidiary of Foot Locker.

Michael J. Donahue has been one of GSI’s directors since June 2006. Since March 2005, Mr. Donahue has served as a self-employed advisor in the technology industry. From January 2000 to March 2005, Mr. Donahue served as the group executive vice president and chief operating officer of BearingPoint, Inc., a consulting and systems integration firm. Prior to January 2000, Mr. Donahue served as managing partner, solutions, for the consulting division of KPMG LLP, the global accounting firm, and as a member of the boards of directors of KPMG LLP US and KPMG Consulting KK Japan. Mr. Donahue is also a director of Air Products and Chemicals, Inc. and The Orchard Enterprises, Inc.

Ronald D. Fisher has been one of GSI’s directors since March 2000. Mr. Fisher currently serves as the vice chairman of SOFTBANK Holdings Inc. and as a managing general partner of SOFTBANK Capital Partners LP, a private equity organization. He joined SOFTBANK in October 1995. From January 1990 to September 1995, Mr. Fisher was chief executive officer of Phoenix Technologies, Ltd., a developer and marketer of system software products. Mr. Fisher is also a director of SOFTBANK Corporation and E*TRADE Group, Inc.

John A. Hunter has been one of GSI’s directors since November 2005. Mr. Hunter currently serves as executive vice president of customer fulfillment services for QVC Inc., an electronic retailer. Prior to February 2007, Mr. Hunter was senior vice president of distribution for QVC. He joined QVC in 1991 as a vice president of customer service. Prior to 1991, Mr. Hunter was a senior vice president in the credit division of Citibank, where he was employed from 1982 to 1991.

Mark S. Menell has been one of GSI’s directors since April 2000. Mr. Menell has been a partner of Rustic Canyon Partners, a venture capital firm, since January 2000. From August 1990 to January 2000, Mr. Menell was an investment banker at Morgan Stanley & Co. Incorporated, most recently as principal and co-head of Morgan Stanley’s Technology Mergers and Acquisitions Group, in Menlo Park, CA. Mr. Menell is also a director of Betawave Corporation.

Dr. Jeffrey F. Rayport has been one of GSI’s directors since April 1999. Dr. Rayport has been chairman of Marketspace LLC, a digital strategy advisory and research business of Monitor Group, since October 2003 and was chief executive officer of Marketspace from September 1998 to October 2003. From September 1991 through September 1999, Dr. Rayport was a faculty member in the marketing and service management units at the Harvard Business School. Dr. Rayport is also a director of ValueClick Inc., International Data Group, iCrossing, and Andrews McMeel Universal.

Lawrence S. Smith has been one of GSI’s directors since February 2008. Mr. Smith served as an Executive Vice President and as Co-Chief Financial Officer of Comcast Corporation from November 2002 until his retirement in March 2007. Prior to November 2002, Mr. Smith served as an Executive Vice President of Comcast Holdings Corporation, the predecessor of Comcast Corporation, for more than five years. Mr. Smith is also a director of Air Products and Chemicals, Inc. and Tyco Electronics Ltd.

Andrea M. Weiss has been one of GSI’s directors since June 2006. Since August 2002, Ms. Weiss has served as president and chief executive officer of Retail Consulting Inc., an international retail consulting company she owns. From April 2001 to August 2002, Ms. Weiss served as president of dELiA*s Corp., a direct marketing and retail company comprised of lifestyle brands for teenage girls. From May 1998 to February 2001, Ms. Weiss served as executive vice president and chief stores officer of Limited Brands, Inc., a specialty retail business. Ms. Weiss is also a director of CBRL Group, Inc., Chicos FAS, Inc. and eDiets.com Inc.

Right to Designate Directors

The stock purchase agreements, as amended, pursuant to which certain entities affiliated with SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP, or SOFTBANK, acquired their shares of GSI Common Stock provide that SOFTBANK has the right to designate one member of GSI’s Board of Directors, depending on the number of shares of GSI Common Stock held by SOFTBANK. SOFTBANK also has the right to have its director serve as a member of each committee of GSI’s Board of Directors. Mr. Fisher is SOFTBANK’s designee to GSI’s Board of Directors.

The stock purchase agreement, as amended, pursuant to which a subsidiary of Liberty Media Corporation, together collectively with its subsidiaries referred to as Liberty, acquired its shares of GSI Common Stock provides that Liberty has the right to designate one member of GSI’s Board of Directors, depending on the number of shares of GSI Common Stock held by Liberty. Liberty also has the right to have its director serve as a member of each committee of GSI’s Board of Directors. Mr. Hunter is Liberty’s designee to GSI’s Board of Directors.

Voting Agreements

Mr. Rubin entered into a voting agreement in favor of SOFTBANK, pursuant to which, as amended, Mr. Rubin agreed that he would vote all shares of GSI Common Stock then held by him in favor of the election to GSI’s Board of Directors of the director that SOFTBANK is entitled to designate. In addition, Mr. Rubin, as a stockholder, agreed not to take any action to remove any GSI director designated by SOFTBANK.

SOFTBANK also entered into a voting agreement in favor of Mr. Rubin relating to the election of incumbent directors of GSI. Pursuant to this voting agreement as amended, SOFTBANK agreed that it would vote all shares of GSI Common Stock then held by it with respect to all directorships other than those which it is entitled to designate (i) in favor of any member of GSI’s Board of Directors who was a member of the Board of Directors as of November 8, 2007, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected as a director, referred to as continuing director, and who, in either event, is not a director designated by SOFTBANK and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the continuing directors then on the Board of Directors, and (ii) against the election of any directors other than those directors specified in clause (i) of this sentence.

Mr. Rubin and Liberty are party to a voting agreement pursuant to which, as amended, (i) Mr. Rubin agreed that he would vote all of his shares of GSI Common Stock in favor of election to GSI’s Board of Directors of the director that Liberty is entitled to designate, and (ii) Liberty agreed that it would vote all of its shares of GSI Common Stock in favor of election to GSI’s Board of Directors of certain continuing directors (as such term is defined therein).

SOFTBANK and Liberty are party to a voting agreement whereby (i) SOFTBANK agreed that it would vote all of its shares of GSI Common Stock in favor of election to GSI’s Board of Directors of the directors that Liberty is entitled to designate, and (ii) Liberty agreed that it would vote all of its shares of GSI Common Stock in favor of election to GSI’s Board of Directors of the directors that SOFTBANK is entitled to designate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF ALL OF THE NOMINEES FOR DIRECTORS.

Board, Committees and Attendance at Meetings of the Board and Committees

The Board of Directors of GSI held twelve meetings during fiscal 2008. The Board of Directors also meets in executive session outside the presence of Mr. Rubin, our only director who is also an employee of GSI, and other members of management at each of its regularly scheduled meetings. During fiscal 2008, no current director attended fewer than 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings held by committees of the Board of Directors on which he or she served during the period he served. A description of each of the committees of the Board of Directors of GSI is set forth below.

The Board has determined that the following directors, constituting a majority of the members of the Board of Directors, are independent as defined in the applicable listing standards of the Nasdaq Stock Market:

Messrs. Branman, Donahue, Hunter, Fisher, Menell and Smith, Ms. Weiss and Dr. Rayport. The independence standards of Nasdaq are composed of objective standards and subjective standards. Under the objective standards, a director will not be deemed independent if he directly or indirectly receives compensation (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective independence standard, a director will not be deemed independent if he has a relationship with GSI that, in the view of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the Nasdaq Stock Market rules, an independent director must satisfy both the objective and the subjective standards.

In evaluating the independence of Mr. Branman, the Board considered that he is a Managing Director of Hilco Consumer Capital, LLC, the Managing Partner of Hilco Consumer Capital, L.P., and the transaction between GSI and HCC described under Other Relationships and Related Transactions. In evaluating the independence of Mr. Fisher, the Board considered that he was affiliated with SOFTBANK, a principal stockholder of GSI. In evaluating the independence of Mr. Hunter, the Board considered that he was an employee of QVC, a subsidiary of Liberty, which is a principal stockholder of GSI. In evaluating the independence of Messrs. Donahue and Smith the Board considered that these directors each serve on the Board of Directors of Air Products and Chemicals, Inc. In each case, the Board concluded that, in their view, such relationships would not interfere with the exercise of such person’s independent judgment in carrying out their responsibilities as a director.

The Board of Directors has four standing committees.

Audit Committee.  The Board of Directors has a separately designated standing audit committee. The current members of the Audit Committee are Messrs. Menell (Chairman), Donahue and Smith. Dr. Rayport was a member of the Audit Committee until June 19, 2008, at which time Mr. Smith replaced him on the Committee. The Board of Directors has determined that each member of the Audit Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market and SEC regulations and that Messrs. Donahue, Menell and Smith qualify as audit committee financial experts as that term is defined in SEC regulations. The Audit Committee held ten meetings during fiscal 2008.

The Audit Committee’s responsibilities include:

•	appointing, determining funding for, overseeing and replacing the independent registered public accounting firm;

•	reviewing the independence of the independent registered public accountant;

•	resolving any disagreements between management and the independent registered public accounting firm;

•	reviewing GSI’s quarterly and annual financial statements and discussing the same with GSI’s management;

•	pre-approving all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for GSI by its independent registered public accounting firm;

•	establishing, reviewing and periodically updating GSI’s Code of Business Conduct Policy and GSI’s Finance Code of Professional Conduct;

•	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by GSI regarding (a) accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by GSI’s employees of concerns regarding questionable accounting or auditing matters; and

•	approving all related party transactions.

The responsibilities of the Audit Committee are further described in the Audit Committee Charter adopted by the Audit Committee and the Board of Directors, a copy of which is available on GSI’s Web site at www.gsicommerce.com.

Compensation Committee.  The current members of the Compensation Committee are Ms. Weiss (Chairwoman), Mr. Hunter and Dr. Rayport. Mr. Menell was a member of the Compensation Committee until June 19, 2008, at which time Dr. Rayport replaced him on the Committee. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market. The Compensation Committee held seven meetings during fiscal 2008.

The Compensation Committee’s responsibilities include:

•	reviewing and recommending for approval by the Board the compensation of GSI’s chief executive officer and reviewing and approving the compensation of GSI’s other executive officers;

•	overseeing and advising the Board on the adoption of policies that govern GSI’s compensation programs, including stock and benefit plans; and

•	reporting on executive compensation in GSI’s proxy statement in accordance with applicable rules and regulations.

The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, a copy of which is available on GSI’s Web site at www.gsicommerce.com.

As provided in its charter, the Compensation Committee may, in its discretion, form and delegate all or a portion of its authority, duties and responsibilities to one or more subcommittees of the Compensation Committee. To date, the Compensation Committee has not delegated its responsibilities. Mr. Rubin, GSI’s president and chief executive officer, makes recommendations to the Compensation Committee with respect to the compensation of executive officers, other than himself. The Compensation Committee has the authority to retain independent counsel or other advisors and has, in the past, retained compensation consultants and outside counsel to assist it. For more information concerning the Compensation Committee’s processes and procedures for the determination of executive officer compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  The current members of the Nominating and Corporate Governance Committee are Dr. Rayport (Chairman) and Mr. Fisher and Ms. Weiss. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee held three meetings during fiscal 2008.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying qualified individuals to become Board members;

•	determining the composition of the Board and its committees;

•	monitoring a process to assess the Board’s effectiveness; and

•	developing and implementing the GSI’s corporate governance guidelines.

The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter, a copy of which is available on GSI’s Web site at www.gsicommerce.com.

Financings and Acquisitions Committee.  The current members of the Financings and Acquisitions Committee are Messrs. Branman (Chairman), Menell and Smith. The Financings and Acquisitions Committee held four meetings during fiscal 2008. The Financings and Acquisitions Committee’s responsibilities include reviewing potential mergers, acquisitions, divestitures, joint ventures, significant asset sales or purchases, significant investments and other significant business opportunities and making recommendations to the Board of Directors and reviewing structures and methods of financing and making recommendations to the Board of Directors.

Lead Director

On August 6, 2008, the Board of Directors created the position of Lead Director and elected Ronald D. Fisher, one of the Board’s independent directors, to serve as Lead Director. The responsibilities of the Lead Director include: chairing meetings of the Board when Michael G. Rubin, Chairman and Chief Executive Officer of the Company, is not present; chairing meetings of the Company’s outside directors; serving as a liaison between management of the Company and the outside directors of the Company; working with management on the agendas for Board meetings and information to be supplied to the Board; and consulting with the Chairman and Chief Executive Officer and other members of management on Board business and other matters.

Director Attendance at Annual Meeting

GSI does not have a policy with regard to Board members’ attendance at the Annual Meeting. Mr. Rubin attended GSI’s 2008 annual meeting of stockholders.

Director Nomination Process

Director Qualifications.  While GSI does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the Nominating and Corporate Governance Committee will be guided by the following:

•	each director should be an individual of high character and integrity;

•	each director should be accomplished in his or her respective field, with superior credentials and recognition;

•	each director should have relevant expertise and experience and be able to offer advice and guidance to management based on that expertise and experience;

•	each director should have sufficient time available to devote to GSI; and

•	directors should be selected such that the Board represents a diversity of background and experience.

Director Nominee Selection Process.  Subject to the right of certain stockholders to designate directors described above, GSI’s Nominating and Corporate Governance Committee recommends qualified candidates as directors of GSI and recommends that the Board nominate such individuals for election to the Board at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider director candidates recommended by Board members, management and stockholders, as well as those identified by any third-party search firm it may retain. Director candidates recommended by stockholders which comply with the procedures set forth below, subject to GSI’s contractual obligations to certain stockholders described above, will receive the same consideration as candidates recommended by other persons.

In the case of considering a new director candidate, the selection process for director candidates includes the following steps:

•	identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from current directors and management and recommendations received from stockholders;

•	possible engagement of a director search firm;

•	interviews of candidates by members of the Nominating and Corporate Governance Committee and management;

•	reports to the Board of Directors by the Nominating and Corporate Governance Committee on the selection process;

•	recommendations by the Nominating and Corporate Governance Committee; and

•	formal nominations by the Board of Directors for inclusion in the slate of directors at the annual meeting.

In the past, on some occasions, the Nominating and Corporate Governance Committee has engaged a third party search firm to assist in identifying candidates to serve as members of GSI’s Board of Directors.

Procedure for Stockholders Recommending Director Candidates.  A stockholder who wishes to recommend a prospective director nominee should submit their recommendation to Chairman of the Nominating and Corporate Governance Committee in writing c/o GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406. The following information must be included in or attached to the letter:

•	the name and address of the stockholder making the recommendation and each recommended nominee;

•	a representation that the stockholder is a holder of record of capital stock of GSI entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons recommended for nomination;

•	a description of all arrangements and understandings between the stockholder and each recommended nominee and any other person or persons (naming such person or persons) pursuant to which the recommendation was made by the stockholder;

•	such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and

•	the consent of each recommended nominee to serve as a director of GSI if so nominated and elected.

The deadline for submitting stockholder recommendations pursuant to the foregoing procedures for the 2010 annual meeting of stockholders is December 31, 2009. All stockholder recommendations which are late will be rejected by the Company.

In connection with the 2009 Annual Meeting, GSI has not received a director nominee recommendation from any stockholder, or group of stockholders, that beneficially owns more than five percent of GSI’s Common Stock. Liberty has designated John A. Hunter to serve as its nominee on the Board, pursuant to its contractual right described above. In addition, SOFTBANK has designated Ronald D. Fisher to serve as its nominee on the Board, pursuant to its contractual right described above. Each of the current nominees listed for directors under Proposal 1 of this Proxy Statement is a current director standing for re-election.

Procedure for Stockholders Nominating Directors.  In addition, under GSI’s amended and restated bylaws, stockholders are permitted to nominate directors to be elected at a meeting of stockholders. GSI’s amended and restated bylaws set forth procedures which stockholders must follow for nominations of directors to be brought before a meeting of GSI’s stockholders.

According to GSI’s amended and restated bylaws, for nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given notice in writing to GSI’s Secretary at GSI’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. The timing of the notice is subject to change in the event that the date of GSI’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or in the event that the number of directors to be elected to GSI’s Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by GSI at least 100 days prior to the first anniversary of the preceding year’s annual meeting.

A stockholder’s notice must set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and the beneficial owner, if any, on whose behalf such nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder and of such beneficial owner, (ii) (a) the class or series and number of shares which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, and (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder and/or the beneficial owner, if any, on whose behalf the proposal is made has a right to vote any shares of any security of the corporation, (d) any short interest in any security of the Company (meaning that a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the shares of the Company owned beneficially by such stockholder and the beneficial owner, if any, on whose behalf the proposal is made that are separated or separable from the underlying shares of the Company, (f) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder and the beneficial owner, if any, on whose behalf the proposal is made is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (g) any performance-related fees (other than an asset-based fee) that such stockholder and the beneficial owner, if any, on whose behalf the proposal is made is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of holders of GSI’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

If the stockholder, or the beneficial owner on whose behalf any such nomination is made, has provided GSI with a Solicitation Notice, such stockholder or beneficial owner must, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of GSI’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice.

GSI’s amended and restated bylaws also set forth procedures which stockholders must follow for nominations of directors to be brought before a special meeting of stockholders.

Except as otherwise provided by law, the chairman of the meeting has the power and duty to determine whether a nomination to be brought before the meeting was made in accordance with the procedures set forth in GSI’s amended and restated bylaws and, if any proposed nomination is not in compliance with GSI’s amended and restated bylaws, to declare that the defective nomination will not be presented for stockholder action at the meeting and will be disregarded.

GSI’s amended and restated bylaws are available, at no cost, at the SEC’s Web site, www.sec.gov, as Exhibit 3.1 to GSI’s Form 8-K filed with the Securities and Exchange Commission on March 16, 2009 or upon the stockholder’s written request directed to the Corporate Secretary c/o GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406.

Director Compensation

The following table sets forth information concerning the compensation of each of GSI’s directors who is not also an employee for fiscal 2008.

	Fees Earned
	or Paid		Stock	Option
	in Cash		Awards	Awards	Total
Name(1)	($)		($)(2)	($)(3)	($)(4)

M. Jeffrey Branman	50,000	(5)	50,200	—	100,200
Michael J. Donahue	39,500		81,939	—	121,439
Ronald D. Fisher	—		—	—	—
John A. Hunter	—		—	—	—
Mark S. Menell	54,500		50,200	—	104,700
Jeffrey F. Rayport	44,500		50,200	—	94,700
Lawrence S. Smith	37,000		55,691	—	92,691
Andrea M. Weiss	45,000		81,939	—	126,939

(1)	Mr. Michael G. Rubin, a director and president and chief executive officer of GSI, has been omitted from this table because he receives no additional compensation for serving as a director. Directors that are designees of stockholders that have a contractual right to appoint a director to GSI’s Board do not receive compensation under GSI’s director compensation policy described below. Accordingly, Messrs. Fisher and Hunter did not receive any compensation in fiscal 2008 for acting in their capacity as a director.

(2)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized in fiscal 2008 related to non-option stock awards, as described in Statement of Financial Accounting Standards No. 123R, Share-Based Payment (revised 2004), commonly referred to as FAS 123R, without taking into account any forfeiture rates. For a discussion of valuation assumptions, see Note 2 to GSI’s consolidated financial statements included in GSI’s annual report on Form 10-K for fiscal 2008. The grant date fair value of the stock awards made in fiscal 2008 to Messrs. Branman, Donahue, Menell and Smith and Ms. Weiss and Dr. Rayport upon their re-election as directors was $49,987. The grant date fair value of the stock award made to Mr. Smith on his initial election as a director in fiscal 2008 was $124,994. As of the last day of fiscal 2008, the number of unvested stock awards held by GSI’s non-employee directors was: Mr. Branman — 3,048; Mr. Donahue — 7,666; Mr. Fisher — 0; Mr. Hunter — 0; Mr. Menell — 3,048; Dr. Rayport — 3,048; Mr. Smith — 10,431; and Ms. Weiss — 7,666.

(3)	GSI did not grant any stock option awards in fiscal 2008 to its directors and had no compensation cost in fiscal 2008 related to stock option awards granted in prior years under Statement of Financial Accounting Standards No. 123R. As of the last day of fiscal 2008, the number of stock option awards held by GSI’s non-employee directors was: Mr. Branman — 80,000; Mr. Donahue — 0; Mr. Fisher — 75,000; Mr. Hunter — 25,000; Mr. Menell — 6,500; Dr. Rayport— 88,000; Mr. Smith — 0 and Ms. Weiss — 0.

(4)	GSI generally does not provide perquisites or other compensation to its non-employee directors. GSI purchases season tickets to sporting events for business use. If the tickets are not used for business purposes, they are made available to GSI’s directors, officers and other employees for personal use. There is no incremental cost to GSI for the personal use of such tickets. GSI has, from time to time, purchased tickets to sporting events for personal use by its directors and has provided directors with smartphones with voice and data plans for personal use. The aggregate cost to GSI of such sporting tickets, smartphones, and voice and data plans did not exceed $10,000 for any director for fiscal 2008.

(5)	Includes an annual cash fee of $10,000 paid by GSI to Mr. Branman as an observer on the board of directors of another company with respect to which GSI has the contractual right to appoint an observer.

Discussion of Director Compensation

The compensation payable to each director, other than Messrs. Fisher, Hunter and Rubin, for services provided as a director during fiscal 2008, as set by GSI’s Nominating and Corporate Governance Committee, was as follows:

•	an annual cash retainer of $25,000;

•	meeting fees of $1,000 for in-person Board and committee meetings and $500 for telephonic Board and committee meetings; and

•	a restricted stock unit equal to:

•	$125,000 on the director’s initial election; and

•	$50,000 on each annual election as a director, including the initial election.

In accordance with GSI’s compensation policy for directors, on June 19, 2008, 3,048 restricted stock units, or RSUs, automatically were granted to each of Messrs. Branman, Donahue and Menell, Dr. Rayport and Ms. Weiss valued, in each case, at a price of $16.40 per share, the fair market value on the date of grant, and will vest in full one year from the date of grant. In connection with his election as a director, and in accordance with GSI’s compensation policy for directors, on February 4, 2008, Mr. Smith automatically was granted 7,383 RSUs valued at a price of $16.93 per share, the fair market value on the date of grant. These RSUs vest in equal annual installments over four years from the date of grant, provided that if he ceases to be a director during the four year period for any reason other than removal for cause or resignation, the RSUs will vest in full on such cessation.

In addition, as the chair of the Audit Committee, Mr. Menell received an additional cash retainer of $10,000 and each of Mr. Branman, Ms. Weiss and Dr. Rayport, as the chairs of the Finance and Acquisitions Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively, received an additional cash retainer of $5,000.

Additionally, any director who serves, at GSI’s request, as a director or observer on the Board of Directors of another company with respect to which we have the contractual right to appoint a director or observer will receive an annual cash fee of $10,000. Accordingly, Mr. Branman received an annual cash fee of $10,000 for serving as an observer on the board of directors of another company at GSI’s request.

In accordance with GSI’s director compensation policy, directors who are designees of stockholders that have a contractual right to appoint a director to GSI’s Board do not receive compensation under the policy described above. Accordingly, Messrs. Fisher and Hunter did not receive any compensation from GSI for acting in their capacity as a director in fiscal 2008. Mr. Rubin, GSI’s chairman, president and chief executive officer, did not receive any separate compensation for acting in his capacity as a director.

The director compensation policy has not changed for fiscal 2009.

Audit Committee Report

The Audit Committee reviewed and discussed with GSI’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, GSI’s audited financial statements, the results of Deloitte & Touche LLP’s audit, their evaluation of GSI’s system of internal control and the overall quality of GSI’s financial reporting process. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 114. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of GSI that the audited financial statements be included in GSI’s Annual Report on Form 10-K for fiscal 2008 for filing with the Securities and Exchange Commission.

Audit Committee
Michael J. Donahue	Mark S. Menell (Chairman)	Lawrence S. Smith

Code of Ethics

GSI adopted a Code of Business Conduct, that applies to all employees, and a Finance Code of Professional Conduct (code of ethics) that applies to GSI’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Copies of these documents are posted on GSI’s Web site located at www.gsicommerce.com. Amendments to the code of ethics are posted on GSI’s corporate Web site located at www.gsicommerce.com.

Stockholders’ Communication with the Board of Directors

Stockholders who wish to communicate with a member or members of the Board of Directors, including the chair of any committee of the Board or the non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o Corporate Secretary, GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406. The Board of Directors has unanimously approved a process pursuant to which the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

General Information

The Audit Committee of the Board has appointed Deloitte & Touche LLP as GSI’s independent registered public accounting firm for fiscal 2009. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2008 are described under “Independent Registered Public Accounting Firm Fees.”

GSI is asking its stockholders to ratify the selection of Deloitte & Touche LLP as its independent registered public accounting firm. Although ratification is not required by GSI’s amended and restated bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte & Touche LLP to its stockholders for ratification as a matter of good corporate practice.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as GSI’s independent registered public accounting firm for fiscal 2009.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of GSI and its stockholders.

Independent Registered Public Accounting Firm Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) served as GSI’s independent registered public accounting firm in fiscal 2008 and 2007 for the purposes of auditing GSI’s annual consolidated financial statements, auditing the effectiveness of GSI’s internal controls over financial reporting and reviewing GSI’s quarterly financial statements. The aggregate expenses, including fees billed to GSI, for professional services rendered by Deloitte & Touche for fiscal 2008 and 2007 were as follows:

Services Rendered(1)	2008	2007

Audit Fees	$2,076,845	$1,527,758
Audit-Related Fees	928,546	13,273
Tax Fees	142,125	113,065
All Other Fees	2,000	1,500

Total	$3,149,516	$1,655,596

(1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees for fiscal 2008 and 2007 were for professional services rendered for the integrated audit of GSI’s consolidated financial statements, including auditing the effectiveness of GSI’s internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2008 also included professional services rendered in connection with audit procedures performed related to GSI’s registration statements on Form S-4 and Form S-8. Audit fees for fiscal 2007 also included professional services rendered in connection with audit procedures performed related to GSI’s registration statements on Form S-8 and Form S-3.

Audit-Related Fees for fiscal 2008 were for due diligence related to mergers and acquisitions and audit services related to a governmental incentive program. Audit-related fees for fiscal 2007 were for audits of GSI’s 401(k) Plan and audit services related to a governmental incentive program.

Tax Fees for fiscal 2008 and 2007 were for professional services for federal and state tax compliance, tax advice, and tax planning. Tax fees for fiscal 2008 also include professional service fees for international tax planning.

Other Fees for fiscal 2008 and 2007 were for a subscription to an on-line research library.

Pre-Approval Policies and Procedures.  The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by Deloitte & Touche. All audit-related services, tax services and other services must be pre-approved by the Audit Committee. In accordance with GSI’s policy and applicable SEC rules and regulations, the Audit Committee pre-approves services provided to GSI by Deloitte & Touche (“Auditor Services”). Pre-approval is detailed as to the particular service or category of services. If Auditor Services are required prior to a regularly scheduled Audit Committee meeting, a member of the Audit Committee is authorized to approve such services, provided that they are consistent with GSI’s policy and applicable SEC rules and regulations, and that the full Audit Committee is advised of such services at the next regularly scheduled Audit Committee meeting. For fiscal 2008 and 2007, all audit and non-audit services described above were pre-approved by the Audit Committee. The Audit Committee has considered and concluded that the provision of such audit and non-audit services by Deloitte & Touche was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of April 24, 2009, concerning the beneficial ownership of GSI Common Stock by:

•	each person known by GSI to be the beneficial owner of five percent or more of GSI’s outstanding Common Stock;

•	each Named Officer (as defined in the Summary Compensation Table) and each director and director nominee; and

•	the directors, director nominees and executive officers of GSI as a group.

Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares. The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly, they include securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options or warrants within 60 days of April 24, 2009 or which are issuable upon the vesting of outstanding unvested restricted stock or restricted stock units, referred to as RSUs, within 60 days of April 24, 2009. Beneficial ownership may be disclaimed as to certain of the securities. The business address of GSI’s executive officers and directors is the same as GSI’s address.

	Number of
	Shares
	Beneficially	Percentage of
Name, Position and Address of Beneficial Owner	Owned	Shares

Michael G. Rubin(1)(2) Chairman, President and Chief Executive Officer	7,669,848	15.3%
Michael R. Conn(3) Executive Vice President, Finance and Chief Financial Officer	273,110	*
Stephen J. Gold Executive President and Chief Information Officer	64,209	*
J. Scott Hardy(4) Executive Vice President, Business Management	23,758	*
Damon Mintzer(5) Executive Vice President, Sales	273,232	*
M. Jeffrey Branman(6) Director	100,003	*
Ronald D. Fisher(7) Director	75,000	*
John A. Hunter(8) Director	25,000	*
Mark S. Menell(9) Director	18,503	*
Jeffrey F. Rayport(10) Director	70,003	*
Michael J. Donahue(11) Director	18,623	*
Lawrence S. Smith(12) Director	38,138	*

	Number of
	Shares
	Beneficially	Percentage of
Name, Position and Address of Beneficial Owner	Owned	Shares

Andrea M. Weiss(13) Director	17,623	*
Fred Alger Management, Inc. Alger Associates, Incorporated 111 Fifth Avenue New York, NY 10003(14)	3,158,699	6.5%
FMR LLC(15) Edward C. Johnson 3d	2,674,033	5.5%
82 Devonshire Street Boston, MA 02109
Liberty Media Corporation(1)(16) 12300 Liberty Boulevard Englewood, CO 80112
QVC, Inc.	9,248,968	18.9%
QK Holdings, Inc.
1200 Wilson Drive, West Chester, PA 19380
SOFTBANK Capital Partners LP(1)(17)	8,153,850	16.7%
SOFTBANK Capital LP SOFTBANK Capital Advisors Fund LP SOFTBANK Capital Partners LLC SB Capital Managers LLC
1188 Centre Street, Newton Center, MA 02459
Wells Fargo & Company (18)	6,189,598	12.7%
Wells Capital Management Incorporated
Wells Fargo Funds Management, LLC
Wells Fargo Bank, National Association
Wells Fargo Investments, LLC
Wachovia Securities, LLC
Wachovia Bank, National Association
Delaware Trust Company, National Association
420 Montgomery Street San Francisco, CA 94163
All executive officers and directors as a group (15 persons)(19)	9,178,173	17.9%

*	Less than one percent.

(1)	Unless specifically stated herein, shares held by Mr. Rubin, Liberty Media Corporation, QVC, Inc. QK Holdings, Inc., or SOFTBANK affiliates are not beneficially owned by each other. Mr. Rubin, Liberty Media Corporation, QVC, Inc. QK Holdings, Inc., and SOFTBANK have each granted a right to vote all of their shares, solely with respect to the election of directors, as set forth in the voting agreements described on page 5.

(2)	Includes 1,350,000 shares issuable upon exercise of options that are currently exercisable. Mr. Rubin has pledged a total of 6,264,405 shares of common stock held by him as security for a margin loan.

(3)	Includes 240,000 shares issuable upon exercise of options that are currently exercisable. Does not include 1,028 shares of Common Stock held by Mr. Conn’s spouse, all as to which Mr. Conn disclaims beneficial ownership because Mr. Conn does not have investment or voting power over these shares.

(4)	Includes 11,359 shares which are issuable upon the vesting of outstanding restricted stock units within 60 days of April 24, 2009.

(5)	Includes 240,000 shares issuable upon exercise of options that are currently exercisable.

(6)	Includes 83,048 shares issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of April 24, 2009.

(7)	Includes 75,000 shares issuable upon exercise of options that are currently exercisable. Does not include (a) 4,060,226 shares of Common Stock held by SOFTBANK Capital Partners LP; (b) 3,990,398 shares of Common Stock held by SOFTBANK Capital LP; or (c) 103,226 shares of Common Stock held by SOFTBANK Capital Advisors Fund LP, because Mr. Fisher does not have investment or voting power over these shares. Mr. Fisher is a managing general partner of SOFTBANK Capital Partners LP and is SOFTBANK’s designee to GSI’s Board of Directors.

(8)	Includes 25,000 shares issuable upon exercise of options that are currently exercisable. Mr. Hunter disclaims beneficial ownership of any shares held by Liberty Media Corporation and its affiliates or subsidiaries because Mr. Hunter does not have investment or voting power over such shares. Mr. Hunter is senior vice president of customer services for QVC Inc., a subsidiary of Liberty Media Corporation. Mr. Hunter is Liberty’s designee to GSI’s Board of Directors.

(9)	Includes 9,548 shares issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of April 24, 2009.

(10)	Includes 61,048 shares issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of April 24, 2009.

(11)	Includes 3,048 shares which are issuable upon the vesting of outstanding restricted stock units within 60 days of April 24, 2009.

(12)	Includes 3,048 shares which are issuable upon the vesting of outstanding restricted stock units within 60 days of April 24, 2009, 18,800 shares owned in an individual retirement investment account, 600 shares owned by a family partnership, the general partner of which is controlled by Mr. Smith, 4,796 shares owned in irrevocable trusts and 3,000 shares owned by a family charitable foundation of which Mr. Smith’s wife is a trustee.

(13)	Includes 3,048 shares which are issuable upon the vesting of outstanding restricted stock units within 60 days of April 24, 2009.

(14)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009. By virtue of the Alger family’s ownership of controlling interest in Alger Associates, Incorporated, which indirectly owns Fred Alger Management, Inc., ownership of the shares of Common Stock may be imputed to the Alger family.

(15)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009. The filing indicates that (i) FMR LLC had sole dispositive power for 2,674,033 shares of Common Stock and (ii) Edward C. Johnson 3d, chairman and large stockholder of FMR LLC, had sole dispositive power for 2,674,033 shares of Common Stock. These shares represented 2,674,033 shares of Common Stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, as a result of acting as investment advisor to various investment companies (referred to as “Funds”), including Fidelity Mid Cap Stock Fund, which owns 2,441,033 shares of Common Stock and 333,333 shares of Common Stock issuable upon conversion of $10.0 million principal amount of GSI’s 2.5% convertible senior notes due 2027 held by the Funds. Fidelity carries out the voting of the 2,441,033 shares of Common Stock it beneficially owns under written guidelines established by the Funds’ Boards of Trustees. Edward C. Johnson 3d and members of his family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(16)	Based, in part, on a Schedule 13D/A filed with the Securities and Exchange Commission on September 1, 2006. The filing indicates that each of Liberty Media Corporation, QVC, Inc. and QK Holdings, Inc. had shared voting power and sole dispositive power for 9,428,968 shares of Common Stock.

(17)	Based, in part, on a Schedule 13D/A filed with the Securities and Exchange Commission on June 2, 2005. Includes (a) 4,060,226 shares of Common Stock held by SOFTBANK Capital Partners LP; (b) 3,990,398 shares of Common Stock held by SOFTBANK Capital LP; and (c) 103,226 shares of Common Stock held by SOFTBANK Capital Advisors Fund LP. Each of SOFTBANK Capital Partners LP, SOFTBANK Capital LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Capital Partners LLC and SB Capital Managers LLC disclaims beneficial ownership of securities owned by any other person or entity, except to the extent of its respective pecuniary interest, if any, therein. SB Capital Managers LLC is a member of SOFTBANK Capital Partners LLC, the general partner of SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SB Capital Managers LLC.

(18)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2009.

(19)	Includes (i) 8,304,187 shares of Common Stock beneficially owned in the aggregate by the Named Officers as set forth in this table (of which 1,841,359 are issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of April 24, 2009); (ii) 362,893 shares of Common Stock beneficially owned in the aggregate by the directors (other than Mr. Rubin) as set forth in this table (of which 262,788 are issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of April 24, 2009); and (iii) 511,093 shares of Common Stock beneficially owned in the aggregate by executive officers (other than Named Officers) (of which 445,000 are issuable upon exercise of options that are currently exercisable).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Program

The compensation paid to our executive officers is structured into four broad categories:

•	base salary;

•	performance-based cash bonuses under our leadership bonus plan;

•	equity-based compensation under our 2005 Equity Plan;

•	other compensation, including non-performance based bonuses, 401(k) matching contributions, and perquisites and other personal benefits.

Our overall compensation program with respect to our executive officers is designed to achieve the following objectives:

•	to provide our executive officers with compensation that reflects their overall experience, position and responsibilities with us and expected contributions;

•	to link a portion of the compensation of these officers with the achievement of our annual and long-term performance goals and their individual performance;

•	to support and encourage our financial growth and development;

•	to encourage experienced, talented executives from larger companies to join a relatively smaller company with a relatively shorter operating history;

•	to motivate our executive officers to continually provide excellent performance throughout the year;

•	to retain the services of our executive officers so that they will continue to contribute to and be a part of our long-term success;

•	to encourage the career growth, promotion and advancement of our executive officers and other employees; and

•	to align the interests of our executive officers with those of our stockholders by tying compensation to our financial performance.

Determination of Compensation for Named Officers Other than Our Chief Executive Officer

Overall Compensation Program.  Pursuant to our bylaws, compensation paid to officers at the executive vice president level and above, including all of our executive officers, must be approved by our Board of Directors or Compensation Committee. Mr. Rubin or his designee can determine compensation for officers at the senior vice president level and below. For purposes of this Compensation Discussion and Analysis only, and except where the context otherwise requires, references to our “Named Officers” means all of the executive officers named in the Summary Compensation Table on page 29 of this proxy statement, except for Mr. Rubin, our president and chief executive officer.

With respect to the Named Officers each of the four main components of compensation are determined as part of a total compensation amount. Each component serves to meet one or more of our compensation objectives, and we discuss the particular objectives of each component in our discussion of each element of total compensation below. Our Compensation Committee, in consultation with Mr. Rubin and James F. Flanagan, our executive vice president, human resources, and the compensation consultants engaged by the Compensation Committee, has assessed the components of our total compensation program and believes that it operates well to serve the current, short-term and long-term compensation needs of the Named Officers, as well as to meet the objectives of our compensation program stated above.

We believe it is important for our compensation to be competitive and attractive when compared to other companies with which we compete for talent in order to acquire the talent to lead our company. Because we have experienced a high level of growth, operate in a rapidly changing industry and have moved strategically to expand our business, we desire to attract and retain executives who will be able to lead our organization in a changing market. We believe an attractive compensation program materially aids us in our search for and retention of talented executive personnel to lead us.

The total compensation amount for our Named Officers was also established relative to our officers at levels above and below them, which we believe rewards them for increased levels of knowledge, experience and responsibility. To create an atmosphere of fairness in our compensation setting, we make an effort to maintain a reasonable level of parity in compensation among Named Officers and other officers of the same or similar rank, although we do permit some deviation in individual total compensation amounts to reward particular executives for individual personal achievement, overall contribution to the success of the organization and to better reflect the differentials in total compensation for executives with different roles and responsibilities.

For fiscal 2008, the Compensation Committee engaged Hay Group to act as independent compensation consultant to the Compensation Committee, to conduct a compensation study and make recommendations with respect to the executive compensation program for all executive officers other than Mr. Rubin. We believe that Hay Group is independent because, prior to our engagement, Hay Group had not provided any services to us or any of our subsidiaries. The Hay Group was engaged to conduct a proxy analysis of the compensation of our Named Officers and other executive officers with respect to base salary, total cash compensation and total direct compensation. As part of the 2008 compensation study, the Compensation Committee worked with Hay Group to review and update the peer group used in 2006 in connection with the negotiation of the employment agreement with Mr. Rubin, which is described below under “— Determination of Compensation for GSI’s Chief Executive Officer — Overall Compensation Program”. The goal of the review was to create a peer group that reflects companies, primarily in the internet, retail and internet software and services industries, with revenues similar to ours which we believe we compete with when recruiting and retaining executive talent. This peer group is referred to as the 2008 Peer Group.

The 2008 Peer Group included:

•	Pacific Sunwear of	•	EarthLink, Inc.	•	Urban Outfitters, Inc.
California, Inc.
•	J Crew Group, Inc.	•	CMGI, Inc.	•	priceline.com Incorporated
•	Netflix, Inc.	•	1-800-Flowers.com, Inc.	•	Overstock.com Inc.
•	ValueVision Media, Inc.	•	Savvis, Inc.	•	Interactive Data Corporation
•	NutriSystem, Inc.	•	Valueclick, Inc.	•	United Online, Inc.
•	ibasis, Inc.	•	infoUSA, Inc.	•	Akamai Technologies, Inc.
•	drugstore.com, Inc.	•	RealNetworks, Inc.	•	CNET Networks, Inc.
•	InfoSpace, Inc.	•	Digital River, Inc.	•	Ariba, Inc.
•	Move, Inc.	•	Blue Nile, Inc.

For fiscal 2008, Mr. Rubin made recommendations to the Compensation Committee as to the total compensation package for each Named Officer and as to the components of each compensation package. Mr. Rubin consulted with Mr. Flanagan in making these recommendations to the Compensation Committee. The Compensation Committee reviewed the results of the analysis conducted by the Hay Group as one of the factors in determining the compensation packages of the Named Officers but did not establish a target benchmark for the compensation of Named Officers against results of the of the Hay Group analysis. The allocation between each of the elements comprising the total 2008 compensation, including cash and non-cash compensation, was consistent with the allocations used in prior years.

Base Salary.  Base salary represents amounts paid during the year to Named Officers as direct compensation for their services to us. Base salaries are used to reward individual performance of each Named Officer on a day-to-day basis during the year, and to encourage them to perform at their highest levels. We also use our base salary to attract and retain top quality executives and other management employees from other companies. Moreover, base salary and increases to base salary recognize the overall experience, position and responsibilities of the executive and expected contributions.

In the first quarter of 2008, the Compensation Committee increased the base salaries of each of the Named Officers by $15,000. Mr. Conn’s base salary was increased from $375,000 to $390,000, Mr. Gold’s base salary was increased from $389,000 to $404,000, Mr. Hardy’s base salary was increased from $400,000 to $415,000 and Mr. Mintzer’s base salary was increased from $429,158 to $444,158 for 2008. These increases were based on the recommendations of Messrs. Rubin and Flanagan and were derived in part from an assessment of the 2008 compensation study and other companies with which we compete for executive talent, and in part by comparing the new salary amounts to other members of our senior management as well as considering our financial performance during fiscal 2007.

Performance-Based Cash Bonuses.  We use cash bonuses to reward eligible employees at the director level and above, including the Named Officers, for our financial performance and to a lesser extent their individual performance during the year. These bonuses are designed to reward these employees for their short-term contributions to our company and to link compensation to our annual financial performance goal. The performance-based cash bonus plan is referred to as the leadership bonus plan.

Under the leadership bonus plan for fiscal 2008, the Compensation Committee set bonus targets and the performance goal for eligible employees, including the Named Officers, in March 2008. The Compensation Committee established the target award for each employee who is eligible under the leadership bonus plan, including each Named Officer, as a percentage of base salary. For 2008, each Named Officer’s bonus target award was equal to 50% of the Named Officer’s base salary.

The Compensation Committee selected Non-GAAP Income from Operations (excluding our recently acquired subsidiary, e-Dialog) as the sole performance target. Non-GAAP Income from Operations (excluding e-Dialog) was defined as: income from operations excluding the effects of stock-based compensation, depreciation and amortization expenses, acquisition-related integration expenses and revenue and expense attributable to e-Dialog, Inc.

excluding any one time significant gains or losses on assets or equity sales or any other extraordinary, non-operating revenue or expense, net of bonus payments under the leadership bonus plan.

Non-GAAP Income from Operations (excluding e-Dialog) was chosen as the performance metric under the leadership bonus plan because the Compensation Committee determined it was the most significant financial metric used by management and our investors to evaluate our performance. The performance of e-Dialog was excluded from the Non-GAAP Income from Operations target because the acquisition of e-Dialog closed during the first fiscal quarter of 2008. The Compensation Committee determined that the compensation of employees eligible to participate in the leadership bonus plan should not be impacted by the acquisition of e-Dialog during its first fiscal year as part of the our operations.

For fiscal 2008, the Compensation Committee approved the performance goals based upon the recommendation of Mr. Rubin who consulted with Messrs. Flanagan and Conn. The target was based upon management-developed long-term operating and financial forecasts and the target level for a 100% payout was derived from the high end of the fiscal 2008 guidance range for Non-GAAP Income from Operations we publicly announced in February 2008. The Compensation Committee used the high end of guidance as the basis for the performance target in order to set an aggressive target that awards our management team for achieving strong financial performance. The threshold for bonus payments under the leadership bonus plan in fiscal 2008 was 90% of the target and at the 90% threshold level a payout of 25% of the performance target would have been paid. Setting the threshold for payments at this level aligns leadership bonus plan payments with strong financial performance.

In fiscal 2006 and 2007, payments under the leadership bonus plan were 100% and 0% of target payouts, respectively. The Compensation Committee determined that based on our performance in relation to the Non-GAAP Income from Operations (excluding e-Dialog) target set at the beginning of fiscal 2008, each eligible employee would be entitled to a payment equal to 59% of such employee’s target payment, subject to adjustment for individual performance during the year.

For fiscal 2008, the Compensation Committee had the flexibility to increase, decrease or eliminate the amounts paid under the leadership bonus plan, based on individual performance during the year, regardless of whether the targets were met. The decision to increase or decrease an actual payout award is generally based on a variety of subjective factors the Compensation Committee deems appropriate and based upon the recommendation of Mr. Rubin. Having this discretion permits individual performance to have a more direct impact on the ultimate payout. In the event the performance targets are not met, the Compensation Committee can reward individuals who exhibit superior individual performance during the year. Also, in the event the performance targets are met, the Compensation Committee can adjust downward a payout to an individual who did not perform up to expectations. In fiscal 2008 the Compensation adjusted Mr. Conn’s bonus from a payment of $115,050, the amount he would have received based upon the GSI’s financial performance, to $125,702. The Compensation Committee’s decision to increase Mr. Conn’s bonus was based on his performance during fiscal 2008, and the recommendation of Mr. Rubin. The Compensation Committee did not use its discretionary authority to adjust bonus payouts for any of the other Named Officers.

For fiscal 2008, the Named Officers received the following performance-based cash bonuses:

		Bonus
		Target as a
	2008 Base	% of Base			Percent of
Name	Salary	Salary	Bonus Target	Bonus Received	Target

Michael R. Conn	$390,000	50%	$195,000	$125,702	64.5%
Stephen J. Gold	$404,000	50%	$202,000	$119,180	59.0%
J. Scott Hardy	$415,000	50%	$207,500	$122,425	59.0%
Damon Mintzer	$444,158	50%	$222,079	$131,027	59.0%

Equity-Based Compensation.  In 2008, we issued equity-based compensation to our Named Officers under our 2005 Equity Plan. All equity-based compensation issued to our Named Officers in 2008 took the form of restricted stock units, or RSUs. An RSU entitles the holder to receive shares of our common stock upon the vesting date. An RSU award is generally issued pursuant to a vesting schedule and is not paid in stock until and to the extent it vests. Historically, through fiscal 2005, we had used a combination of stock options, restricted stock and RSUs, with greater emphasis placed on stock options. From fiscal 2006 through the present, we have awarded only RSUs to our Named Officers. As the result of the volatility of our common stock, we determined that issuing stock options would result in a larger compensation expense than issuing RSUs because the Black- Scholes value of our options exceeds their perceived value to our employees. Additionally, the use of stock options would result in a larger pool of equity being granted and have a less favorable impact on share utilization than RSUs. We also chose to issue RSUs rather than restricted stock because RSUs do not require the issuance of common stock unless and until they are vested and received by the employee and do not result in a tax event for the employee until shares are received.

Generally, we make three types of RSU grants to our Named Officers:

•	initial grants upon hiring;

•	annual grants; and

•	retention grants.

An initial grant of RSUs when an executive officer is hired serves to help us recruit new executives, especially executives we seek to hire from larger, more financially stable companies with longer and historically more profitable and predictable operating histories. Because these initial grants are structured as an incentive for employment, the amount of these grants may vary from executive to executive depending on the particular circumstances of the executive. Initial grants are approved by the Compensation Committee and are usually made based upon recommendations made by Mr. Rubin, after consulting with Mr. Flanagan. None of the Named Officers were hired in 2008. Accordingly, we did not make any initial RSU grants to the Named Officers.

Annual, time-vested grants of RSUs are designed to compensate our executives, including our Named Officers, for their contributions to our long-term performance. On March 4, 2008, Messrs. Conn, Hardy and Mintzer each received an RSU award with a grant date fair market value of $350,000, which was approximately 100% of the average of the fiscal 2007 base salaries of the members of the Company’s senior management team. Mr. Gold received an RSU award with a grant date fair market value of $700,000. The Compensation Committee determined these awards based upon the recommendations of Messrs. Rubin and Flanagan and upon the experience, position and responsibilities of the Named Officers.

Retention grants are intended to retain the services of key employees, including the Named Officers, in view of the fact that we did not fully achieve our financial objectives in fiscal 2007 despite the extraordinary efforts of many of our employees. Retention grants were awarded in March 2008 to bonus eligible employees, including each of the Named Officers. The Compensation Committee made these retention grants in recognition of the progress we made during fiscal 2007 with respect to our strategic growth initiatives, including acquisitions, international expansion and marketing services, and to retain the members of the management team, many of whom had been hired over the course of the past few years. The Compensation Committee determined the amount of these retention grants as a percentage of the Named Officer’s fiscal 2007 base salary based on the recommendations of Messrs. Rubin and Flanagan. The retention awards granted to the Named Officers had a fair market value on the date of grant equal to 37.5% of the annual base salary for such Named Officer in fiscal 2007. For the Named Officers and other members of our senior management team, the value of the retention award was equal to 75% of such employee’s target bonus payment for 2007. For other bonus eligible employees the retention award was equal to 100% of such employee’s target bonus payment for 2007.

Prior to fiscal 2009, the Compensation Committee determined the number of shares subject to an RSU award was based upon a target dollar value for the award divided by the fair market value of a share of our common stock on the date of grant. Fair market value was determined by reference to the closing price of our common stock on the date of grant. Generally, for purposes of an initial grant of equity-based compensation, the date of grant is the later of the date the Compensation Committee approves the grant or the employee’s hire date. For all other purposes, the date of grant is the date the Compensation Committee approves the grant.

Beginning in March 2009, the Compensation Committee, based upon the advice of Messrs. Rubin and Flanagan, changed our equity award policies so that awards would be made on the basis of a number of shares determined by the Compensation Committee at its discretion, rather than on the basis of a target dollar value. This change was made in light of the impact on equity utilization of the previous practice, where fixed target dollar values were divided by a fluctuating stock price. Due to the volatility in our stock price over the past year, it became difficult to forecast the number of shares to be awarded under fixed dollar value awards. For example, during fiscal 2008, the sales price of our common stock ranged from $5.69 to $18.24. Determining the number of shares subject to awards based on share targets set at the discretion of the Compensation Committee gives the Compensation Committee greater control over the number of shares awarded in a given year.

Our annual grants of equity awards historically have been approved at the first regularly scheduled Compensation Committee meeting of each fiscal year, which typically occurs one to two weeks after we issue our year-end earnings release. For new hires, we generally approve grants of equity compensation at the regularly scheduled quarterly Compensation Committee meeting following acceptance of an offer of employment, which meetings are typically held two weeks after our quarterly earnings release, although we occasionally find it necessary to approve a grant between these quarterly meetings. In such a case, it is company policy to hold a telephonic special meeting of the Compensation Committee. While we prefer not to take action by written consent to grant equity-based awards, we do not prohibit the Compensation Committee from doing so where necessary or desirable.

In general, RSUs granted to Named Officers as either initial or annual grants vest in equal annual installments over a four-year period. Prior to fiscal 2009, the first vesting date was the first anniversary of the date of grant, which was generally in early March for annual grants. Beginning in fiscal 2009, the vesting dates for annual grants will vary from the date of grant, at the determination of the Compensation Committee, in order to prevent large numbers of shares from vesting, with the typically accompanying sales to cover tax withholding obligations, within a short time frame. For example, equity awards issued to Named Officers at the Compensation Committee’s regularly scheduled meeting on March 10, 2009 will vest on April 20, 2010 and each annual anniversary of such date. The Compensation Committee selected a four-year vesting schedule for initial and annual grants to reflect our objectives of rewarding each Named Officer’s contributions to our long-term performance and aligning their interests with those of our stockholders. The new policy of varying the vesting schedule for annual grants will provide additional retention value to the awards as Named Officers will, over time, have awards subject to vesting in different months, rather than having all annual awards vest in March.

The 2008 retention RSU awards vest in full on the second annual anniversary of the date of grant. The two-year vesting schedule for retention grants was selected to encourage retention for at least two years.

All of the RSU awards issued to Named Officers in 2008 vest based upon the continued employment of the Named Officer upon each of the respective vesting dates.

Non-Performance Based Cash Bonuses.  The Compensation Committee has, from time to time, granted non-performance based bonuses to new employees. This type of bonus is used to attract and recruit qualified executives and is not based on specific individual or company performance achievements. In most cases these non-performance payments are designed to “buy out” a candidate who is leaving a cash incentive, equity, pension or other compensation at the candidate’s former employer. In fiscal 2008, none of the Named Officers received a non-performance based cash bonus.

401(k) Plan Matching Contributions.  For 2008, we matched, in cash, contributions to our 401(k) plan that each employee, including each Named Officer, made during the year in an amount of $.50 on each dollar contributed. For each eligible employee, this match is limited to contributions equaling six percent of such employee’s salary and is subject to further limitations imposed through Internal Revenue Service discrimination testing. We provide these matching grants to all of our employees, including Named Officers, who participate in the 401(k) plan, to encourage them to systematically save for retirement. The maximum amount of our matching contribution is limited by our 401(k) plan. Beginning in March 2009, we reduced the cash match for all employee contributions to our 401(k) plan, including for each Named Officer, to $.25 on each dollar contributed limited to contributions equaling six percent of such employee’s salary. The reduction in the 401(k) match was made in view of current economic conditions and our efforts to manage expenses.

Deferred Compensation Plan.  We maintain a non-qualified deferred compensation plan that allows eligible employees, including Named Officers, to defer compensation that the employee cannot defer under the applicable tax-qualified plans because of limits under the Internal Revenue Code on the amount of compensation that can be deferred. There is currently no company match under our deferred compensation plan. Mr. Rubin and some of our executive officers have elected to participate in this plan, although none of the other Named Officers participated in this plan in fiscal 2008. For more information, see “-Nonqualified Deferred Compensation.”

Change in Control Agreements.  On August 1, 2006, the Compensation Committee approved a form of change in control agreement for certain members of senior management, including all of our current Named Officers, and certain other employees. We implemented this form to standardize the applicable change in control protections among our senior management and other key employees (except Mr. Rubin), which until that time had varied from executive to executive. We believe that change in control protections are important to protect our Named Officers from a termination or significant change in responsibilities arising after a change in control of GSI. Equity awards are a significant component of the compensation packages of our Named Officers and these protections provide that the Named Officers will not lose the value of these awards due to certain change of control events not related to the performance of any individual executive. We also sought to establish a uniform set of protections to achieve fairness among our executives and to make it easier for us to understand and communicate these policies. Each Named Officer other than Mr. Mintzer has entered into the standard form of change of control agreement.

Among other things, these agreements provide for a “double trigger” mechanism, requiring both a change in control and an ensuing negative employment action before severance is payable. The double trigger mechanism was chosen so that the vesting of equity awards would not accelerate in connection with a change in control where an executive had not suffered any adverse employment consequences. Generally, these change in control provisions provide that all previously unvested equity awards held by the executive will vest in full, and the post-termination exercise period for stock options will be extended until the option’s expiration date.

Perquisites, Personal Benefits and Other Compensation.  During 2008, each of our Named Officers received a limited amount of perquisites and other personal benefits that we paid on their behalf or for which we provided reimbursement. During 2008, Mr. Hardy received a greater amount of perquisites than other Named Officers in connection with his relocation to King of Prussia, Pennsylvania. Mr. Hardy’s relocation benefits are described below under “— Employment Agreements and Arrangements — J. Scott Hardy”. We believe that the nature of the perquisites, as well as total cost of perquisites provided in 2008, is reasonable. Furthermore, we believe providing our Named Officers with these benefits is justified because our Named Officers contribute substantially to our financial and operating performance and to the growth and development of our business. The perquisites and other personal benefits provided to our Named Officers are disclosed below in the “Summary Compensation Table.”

Determination of Compensation for GSI’s Chief Executive Officer

Pursuant to our bylaws, our Board of Directors or our Compensation Committee must approve compensation paid to the chief executive officer. In January 2006, our Compensation Committee engaged Semler Brossy Consulting Group to act as its independent compensation consultant to the Compensation Committee and advise the Compensation Committee in the design of a multi-year compensation agreement for Mr. Rubin. The Compensation Committee believes Semler Brossy was independent because Semler Brossy had not provided consulting or other services to us or any of our subsidiaries prior to or subsequent to this engagement. Our Compensation Committee also engaged the law firm of Gibson, Dunn & Crutcher LLP to act as outside legal counsel to the Compensation Committee in negotiating and documenting Mr. Rubin’s compensation package. While Gibson Dunn has previously been engaged by the Board or a committee of the Board to act as independent legal counsel, the Compensation Committee viewed this firm as independent with respect to GSI because it had not provided legal services to us or any of our subsidiaries. Mr. Rubin was represented by separate legal counsel.

On August 23, 2006, we entered into a new employment arrangement with Mr. Rubin, which entirely restructured his overall compensation program. Our Compensation Committee approved this arrangement on August 1, 2006. The components of Mr. Rubin’s compensation package approved by our Compensation Committee, effective July 1, 2006, are as follows:

•	annual base salary of $474,000 in cash;

•	an annual grant of RSUs with a fair market value on the date of grant of $675,000;

•	the opportunity to receive a performance-based RSU, or PRSU, award with a target fair market value of $1.4 million each year under the 2005 equity plan;

•	the opportunity to participate in all benefit plans and programs offered to our senior executives, except for equity incentive, stock option or bonus plans or programs other than as provided for in the employment agreement; and

•	reimbursement by us for all actual, ordinary, necessary and reasonable expenses Mr. Rubin incurs during the performance of his duties.

Mr. Rubin is not eligible to participate in our leadership bonus plan. For more information, see “— Employment Agreements and Arrangements — Michael G. Rubin.”

Overall Compensation Program.  Our Compensation Committee began the process of negotiating Mr. Rubin’s compensation by determining a target range for Mr. Rubin’s total compensation. The Compensation Committee determined that the total amount of compensation to be received, including annual salary, annual grant of RSUs and annual grant of PRSUs, should be approximately $2.6 and $3.3 million at the target and maximum levels, respectively. In setting these amounts, our Compensation Committee relied upon both external and internal references.

First, the Compensation Committee worked with Semler Brossy to develop an external peer group of 29 other companies. Many of the constituents of the peer group were Internet-based companies and retailers with similar focuses and revenue sizes as GSI. The peer group also included some companies that were larger than us but which the Compensation Committee believed represented our future growth potential. The constituents of this peer group included the following:

•	1-800-Flowers.com, Inc.	•	CNET Networks, Inc.	•	Hot Topic, Inc.	•	Pacific Sunwear of California, Inc.
•	Alloy Inc.	•	Digital River, Inc.	•	InfoSpace, Inc.	•	priceline.com Incorporated
•	Akamai Technologies, Inc.	•	Digitas Inc.	•	infoUSA Inc.	•	RealNetworks, Inc.
•	AQuantive, Inc.	•	Drugstore.com, Inc.	•	Interactive Data Corporation	•	Sharper Image Corporation
•	Autobytel Inc.	•	EarthLink, Inc.	•	MIVA, Inc.	•	United Online, Inc.
•	Blue Nile, Inc.	•	FTD Group, Inc.	•	Netflix, Inc.	•	Urban Outfitters, Inc.
•	Chicos FAS, Inc.	•	Homestore Inc.	•	Overstock.com, Inc.	•	ValueClick, Inc.
						•	WebEx Communications, Inc.

Based on this peer group, the $2.6 million total compensation package for Mr. Rubin at the target level was close to the 75th percentile for chief executive officer compensation. While this amount was higher than the median of the peer group, we believe that a higher level of compensation for Mr. Rubin was appropriate to reward him for his continued leadership, industry knowledge and business development skills. As our founder, our Compensation Committee recognized that Mr. Rubin’s vision and drive are essential to our future success and could not easily be replaced. The Compensation Committee also placed his compensation at the higher end of the peer group range based on the fact that a greater percentage of Mr. Rubin’s total compensation was in the form of performance- and equity-based compensation, which the Compensation Committee believed better aligned Mr. Rubin’s compensation with our success.

The Compensation Committee also considered Mr. Rubin’s total compensation relative to the total compensation of other senior executives of GSI. For example, the total compensation of our then president and chief operating officer was valued at $1.5 million, and value of total compensation at the executive vice present level was approximately $900,000. The Compensation Committee, with input from senior management, believes that Mr. Rubin’s total compensation package creates an appropriate differential between the total pay of our chief executive officer and that of our then chief operating officer, as well as that of our executive vice presidents.

Furthermore, because Mr. Rubin is also fulfilling critical roles as strategic thinker, tireless advocate, industry expert and visionary leader, the Committee believed that this differential in compensation is warranted.

In recognition of the potential total value of Mr. Rubin’s compensation package, the Compensation Committee structured the bulk of Mr. Rubin’s equity compensation in the form of PRSU grants, which cannot be earned unless we have achieved stated performance goals. Mr. Rubin is our only executive officer to receive PRSUs at this time, which underscores the Compensation Committee’s belief that Mr. Rubin’s involvement with GSI is unique and critical to our future success. This structure also aligns a significant part of Mr. Rubin’s compensation with our stockholders by ensuring that a significant portion of Mr. Rubin’s compensation is tied to our long-term financial performance and stock price.

Base Salary.  Base salary represents the amount paid to Mr. Rubin during the year as direct compensation for his services and is set to reward his individual performance on a day-to-day basis during the year and to encourage him to perform at his highest level. The base salary for Mr. Rubin during the term of the employment agreement was set at $474,000, which was a $49,000 increase from Mr. Rubin’s prior base salary. Mr. Rubin’s base salary was $24,000 higher than the $450,000 base salary of our then president and chief operating officer. Prior to the effective date of Mr. Rubin’s employment agreement, he had received a monthly automobile allowance of $2,000. Our Compensation Committee determined that this allowance would be discontinued and $24,000 would be included in his base salary.

Annual RSU Grant.  The annual RSU grant with a fair market value of $675,000 was computed by multiplying Mr. Rubin’s new base salary by a factor of approximately 1.4. This relationship between base salary and the RSU grant was set by taking into consideration the relationship between these compensation components for other members of our senior management team. In general, members of the senior management team received RSU grants equal to approximately 1 times base salary and for our then president and chief operation officer, the RSU grant was set at approximately 1.2 times base salary. Mr. Rubin’s RSU grant was set at a correspondingly higher level. The Compensation Committee chose to make an annual grant rather than a multi-year grant because of our rapid economic growth, lack of predictable long-term financial results and our desire to maintain maximum flexibility to determine the amount and vesting of grants each year as our operations and compensation needs change. Mr. Rubin’s annual RSU grant vests in equal annual installments over a four-year period, beginning on the first anniversary of the date of grant. The annual RSU grant for Mr. Rubin serves the same purpose as the annual time-vested RSU grants issued under our 2005 Equity Plan to our other Named Officers; that is, to reward Mr. Rubin for his individual contribution to our long-term performance. Also, the time-based vesting feature of this grant rewards Mr. Rubin for continuing to lead us in the long-term and provides balance to the substantial amount of performance-based awards in Mr. Rubin’s total compensation, as described below.

This component of Mr. Rubin’s compensation was paid in RSUs rather than cash, for several reasons. The ownership of equity aligns Mr. Rubin’s interests more closely with those of our stockholders, as the value of the compensation will change depending upon the market price of our stock. Furthermore, the issuance of our common stock under this RSU grant is conditioned upon Mr. Rubin’s continued employment with us, which provides Mr. Rubin additional incentive to remain with us. We also considered it significant that Mr. Rubin specifically requested to receive his performance-based compensation in PRSUs rather than cash.

In March 2008, Mr. Rubin was awarded the annual RSU grant under his employment agreement in the amount of $675,000. In August 2008, Mr. Rubin was awarded a discretionary RSU grant in the amount of $700,000 in recognition of his service to us. The value of the discretionary RSU grant was determined in consideration of Mr. Rubin’s strategic leadership and our success in our strategic growth initiatives, including acquisitions, marketing services and international expansion.

As discussed above under “— Determination of Compensation for Named Officers Other than Our chief Executive Officer — Equity Based Compensation,” in fiscal 2009, the Compensation Committee determined that annual RSU awards for all employees would be determined with respect to a target number of shares set at the discretion of the Compensation Committee rather then based upon target dollar values. In March 2009, in lieu of Mr. Rubin’s annual RSU grant under his employment agreement in the amount of $675,000, the Compensation Committee and Mr. Rubin agreed that he would receive an RSU award for 45,000 shares of Common Stock. The grant date fair market value of this award was $489,600.

Performance-Based RSU Grant.  Under Mr. Rubin’s employment agreement, his total compensation has been heavily weighted towards performance-based incentive compensation. Consistent with our compensation philosophies described above, this element of compensation is based on overall company performance.

Our Compensation Committee preferred this type of performance-vested equity award to other alternatives, such as a cash bonus, stock options, additional time-vested RSUs and a value-sharing plan. We believe that the PRSU award closely aligns chief executive officer compensation to our long-term stock and financial performance and stockholder return. Also, Mr. Rubin’s performance-based compensation represents approximately 55% of his total compensation at the target level and approximately 65% at the maximum level, which is also appropriate given the Compensation Committee’s desire to provide Mr. Rubin with a competitive total compensation package. Mr. Rubin’s annual PRSU grant vests in equal annual installments over a two-year period, beginning on the first anniversary of the date the PRSU is earned. In addition to tying Mr. Rubin’s compensation to our financial performance, the annual PRSU grant encourages Mr. Rubin to continue to lead us in the long-term.

The Compensation Committee chose the same performance target for Mr. Rubin’s 2008 PRSU award as it chose for the leadership bonus plan for fiscal 2008, Non-GAAP Income from Operations (excluding e-Dialog). The Compensation Committee chose net Non-GAAP Income from Operations because it is widely accepted in our industry as a measure of economic performance. Given our historical rapid rate of business expansion, we have found it difficult to predict or forecast accurately our operating results for periods greater than a year and the Compensation Committee determined that annual rather than multi-year targets were appropriate.

The Compensation Committee determined in March 2009 that based on our performance in fiscal 2008 compared to the Non-GAAP Income from Operations target set at the beginning of fiscal 2008, Mr. Rubin was entitled to receive, subject to the vesting provision, shares equal to 59% of the target number of shares of common stock issuable under the 2008 PRSU, or 60,601 shares of common stock. The following table illustrates the number of shares Mr. Rubin will receive, subject to the two year vesting provisions, under his 2008 PRSU Award:

				Value of Shares
				Earned on
		Percent of		January 3,
Target	Target	Target	Number of	2009, the Last
Grant Date Fair	Number	Shares	Shares	Day of Fiscal
Market Value	of Shares	Earned	Earned	2008

$1,400,000	102,714	59%	60,601	$653,885

Change in Control and Severance Provisions.  Mr. Rubin’s employment agreement contains termination provisions that provide him with a severance arrangement of approximately $2.5 million payable over 24 months plus continuation of his medical benefits for up to 24 months if his employment is terminated without cause or if he terminates his employment for good reason, as defined in Mr. Rubin’s employment agreement, including within a specified period of time after a change in control. However, Mr. Rubin would forfeit any unvested PRSUs and RSUs, other than with respect to a termination in connection with a change in control. See “— Potential Payments Upon Termination of Employment or Change in Control.”

The Compensation Committee provided Mr. Rubin with these severance provisions to protect him in the event of an actual termination of his employment agreement for no reason or a constructive termination of the agreement. We selected a severance payment amount that was approximately equal to the total current value of his base salary, annual RSUs and performance-based RSUs for one year.

Mr. Rubin agreed that as a condition prior to receiving any severance payments, he will provide us with a general release and to abide by customary confidentiality and non-disparagement provisions. He also agreed not to compete with us while we are paying him severance, which also prohibits him from soliciting employees, consultants, agents, representatives, partners, customers, clients or prospects of us or any of our subsidiaries.

Perquisites, Personal Benefits and Other Compensation.  During 2008, our chief executive officer received a limited amount of perquisites and other personal benefits that we paid on his behalf or for which we provided reimbursement. We believe that the nature of the perquisites, as well as total cost of perquisites provided in 2008, was reasonable. We believe that providing our chief executive officer with these benefits is justified because his employment is critical to our future financial and operating performance and the growth and development of our business, and providing these benefits allows him to efficiently devote his efforts to our success.

Policy on Deductibility of Compensation

Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m) of the Internal Revenue Code and related regulations. Our stockholders have approved our 2005 Equity Plan, our Leadership Incentive Plan, and the performance criteria formula that are designed and administered to qualify compensation awarded under these plans as “performance-based.” We may, however, authorize payments to our Named Officers that may not be fully deductible if we believe such payments are in our stockholders’ interests. Mr. Rubin’s performance-based RSU award has been structured to qualify as performance-based compensation exempt from the limitations on deductibility imposed by Section 162(m). For 2008, we did not make any payments to our Named Officers or Mr. Rubin which were not fully deductible.

Compensation Committee Report

The information contained in this Compensation Committee Report is not “soliciting material” and has not been “filed” with the Securities and Exchange Commission. This Compensation Committee Report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with GSI’s management. Based on this review and these discussions, the Compensation Committee recommended to GSI’s Board of Directors that the Compensation Discussion and Analysis be included in GSI’s Annual Report on Form 10-K for fiscal 2008 and in this proxy statement.

Andrea M. Weiss (Chairwoman)
John A. Hunter
Jeffrey F. Rayport

Summary Compensation Table

The following table summarizes compensation earned during fiscal 2008, fiscal 2007 and 2006 by GSI’s chief executive officer, chief financial officer, and each of GSI’s three other most highly compensated executive officers. GSI refers to these individuals throughout this proxy statement as the “Named Officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Michael G. Rubin	2008	474,000	—	1,818,290	—	—	7,130	2,299,420
Chairman, President and	2007	474,000	—	1,527,292	98,444	—	6,984	2,106,720
Chief Executive Officer (principal executive officer)	2006	449,500	—	195,319	228,215	—	50,541	923,575
Michael R. Conn	2008	390,000	—	332,514	—	125,702	13,130	861,346
Executive Vice President,	2007	375,000	—	227,339	27,589	—	12,984	642,912
Finance and Chief Financial Officer	2006	304,018	—	138,468	67,840	152,159	14,255	676,740
(principal financial officer)
Stephen J. Gold	2008	404,000	—	625,896	—	119,180	37,130	1,186,206
Executive Vice President	2007	389,000	—	396,326	—	—	36,984	822,310
and Chief Information Officer	2006	354,000	—	315,263	—	177,000	37,755	884,018
J. Scott Hardy(5)	2008	415,000	—	326,894	—	122,425	69,787	934,106
Executive Vice President, Business Management	2007	246,154	300,000 (6)	151,887	—	—	107,697	805,738
Damon Mintzer	2008	444,158	—	419,901	—	131,027	7,130	1,002,216
Executive Vice President,	2007	429,159	—	321,952	27,589	—	6,984	785,684
Sales	2006	379,800	—	212,848	67,840	189,580	9,068	859,136

(1)	The amounts included in the “Stock Awards” column represent the compensation cost GSI recognized in fiscal 2008, 2007 and 2006 related to non-option stock awards, as described in Statement of Financial Accounting Standards No. 123R without taking into account any forfeiture rates. For a discussion of valuation assumptions, see Note 2 to GSI’s consolidated financial statements included in its annual report on Form 10-K for fiscal 2008. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards GSI granted in fiscal 2008.

(2)	GSI did not grant any stock option awards in fiscal 2008, 2007 and 2006 to its Named Officers. The amounts included in the “Option Awards” column represent the compensation cost GSI recognized in fiscal 2008, 2007 and 2006 related to stock option awards granted in prior years, as described in Statement of Financial Accounting Standards No. 123R without taking into account any forfeiture rates. In fiscal 2008, GSI did not recognize any compensation cost related to stock options. For a discussion of valuation assumptions, see Note 2 to GSI’s consolidated financial statements included in GSI’s annual report on Form 10-K for fiscal 2008.

(3)	For fiscal 2008 and 2006, represents amounts earned under the 2008 Leadership Bonus Plan and the 2006 Leadership Bonus Plan, respectively. In fiscal 2007, no amounts were earned under the 2007 Leadership Bonus Plan.

(4)	All other compensation for fiscal 2008 consisted of the amounts shown in the table below:

			Company
		Company	Paid Life
	Other	Contributions to	Insurance	Total all Other
	Benefits	401(k) Plan	Premiums	Compensation
Executive Officer	($)	($)	($)	($)

Michael G. Rubin	—	6,900	230	7,130
Michael R. Conn	6,000	6,900	230	13,130
Stephen J. Gold	30,000	6,900	230	37,130
J. Scott Hardy	62,657	6,900	230	69,787
Damon Mintzer	—	6,900	230	7,130

Other benefits consisted of the following: (i) for Mr. Conn, a car allowance; (ii) for Mr. Gold, reimbursement for housing expenses; and (iii) for Mr. Hardy, reimbursement for relocation expenses.

Additionally, GSI purchases season tickets to sporting events for business use. If the tickets are not used for business purposes, they are made available to GSI’s directors, officers and other employees for personal use. There is no incremental cost to GSI for the personal use of such tickets.

(5)	Mr. Hardy joined GSI in May 2007.

(6)	Pursuant to Mr. Hardy’s offer letter, in fiscal 2007, he was guaranteed to receive a signing bonus of $100,000 and a bonus of $200,000.

Grants of Plan-Based Awards

The following table summarizes non-equity and equity awards granted by GSI in fiscal 2008 to its Named Officers. For a discussion concerning the awards granted in fiscal 2008, see the preceding “— Compensation Discussion and Analysis” and “— Employment Agreements and Arrangements” which follows. The performance restricted stock units and restricted stock units shown in the table below are not entitled to the payment of dividends declared on GSI’s common stock.

									All Other
									Stock
									Awards:
						Estimated Possible Payouts Under			Number of		Grant Date Fair
			Estimated Possible Payouts Under			Equity Incentive			Shares of		Value of Stock
			Non-Equity Incentive Plan Awards(2)			Plan Awards(3)			Stock or		and Option
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(4)		Awards(5)
Name	Type(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)		($)

Michael G. Rubin	PRSU	3/4/08	—	—	—	51,357	102,714	154,071	—		1,399,992 (6)
Chairman, President and	RSU	3/4/08	—	—	—	—	—	—	49,523	(7)	674,998
Chief Executive Officer	RSU	8/1/08	—	—	—	—	—	—	46,143	(8)	699,989
(principal executive officer)	RSU	11/4/08	—	—	—	—	—	—	221	(9)	2,285
Michael R. Conn	RSU	3/4/08	—	—	—	—	—	—	25,678	(7)	349,991
Executive Vice President,	RSU	3/4/08	—	—	—	—	—	—	10,317	(10)	140,621
Finance and Chief	LBP	3/4/08	48,750	195,000	243,750	—	—	—	—		—
Financial Officer (principal financial officer)
Stephen J. Gold,	RSU	3/4/08	—	—	—	—	—	—	51,357	(7)	699,996
Executive Vice President	RSU	3/4/08	—	—	—	—	—	—	10,702	(10)	145,868
and Chief Information Officer	LBP	3/4/08	50,500	202,000	252,500	—	—	—	—		—
J. Scott Hardy	RSU	3/4/08	—	—	—	—	—	—	25,678	(7)	349,991
Executive Vice President	LBP	3/4/08	51,875	207,500	259,375	—	—	—	—		—
and Business Management
Damon Mintzer	RSU	3/4/08	—	—	—	—	—	—	25,678	(7)	349,991
Executive Vice President,	RSU	3/4/08	—	—	—	—	—	—	11,807	(10)	160,929
Sales	RSU	11/4/08	—	—	—	—	—	—	1,301	(9)	13,452
	LBP	3/4/08	55,520	222,080	277,600	—	—	—	—		—

(1)	Award Type: RSU = Restricted Stock Unit PRSU = Performance Restricted Stock Unit LBP = Leadership Bonus Plan

(2)	Represents bonuses payable under GSI’s 2008 Leadership Bonus Plan. The amount shown in the “Threshold” column represents the bonus payable assuming the minimum threshold for payments under that plan is achieved, the amount shown in the “Target” column represents the bonus payable assuming that the target under that plan is achieved and the amount shown in the “Maximum” column represents the maximum bonus payable under that plan, if the target is achieved and exceeded, based upon the individual’s performance. See “2008 Leadership Bonus Plan.”

(3)	Represents awards of performance restricted stock units made to Mr. Rubin under his employment agreement. See “Employment Agreements and Arrangements — Michael G. Rubin.”

(4)	All restricted stock units were granted under the 2005 Equity Plan.

(5)	GSI did not grant any stock options in fiscal 2008 to the Named Officers

(6)	Represents the grant date fair value of the performance restricted stock units at the target level. On March 10, 2009, the Compensation Committee determined that 60,601 shares, with a grant date fair value of $825,991, were earned. The grant date fair value of the performance restricted stock units at the maximum level was $2,099,988. This performance restricted stock unit is scheduled to vest as to 50% of the total number of shares subject to the award on each of the first and second anniversary dates of the date earned.

(7)	This restricted stock unit award is scheduled to vest as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth anniversary dates of the grant date of the award.

(8)	This restricted stock unit award is scheduled to vest in full on August 1, 2010.

(9)	This restricted stock unit award vested in full on November 14, 2008.

(10)	This restricted stock unit award is scheduled to vest in full on March 4, 2010.

Employment Agreements and Arrangements

The following describes employment agreements and arrangements with GSI’s Named Officers:

Michael G. Rubin.  On August 23, 2006, GSI entered into an employment agreement with Michael G. Rubin, its chairman, president and chief executive officer. The employment agreement was effective as of July 1, 2006 with an initial term of one and one-half years until December 31, 2007, and automatically renews for subsequent one year periods thereafter until a notice of nonrenewal is delivered by GSI or Mr. Rubin. The employment agreement has automatically renewed for a one year term ending December 31, 2009.

Under the employment agreement, Mr. Rubin receives an annual base salary of $474,000 per year and an annual restricted stock unit award granted under GSI’s 2005 Equity Plan with an aggregate fair market value of at least $675,000 as of the date of grant. The annual stock award will vest as to 25% of the total number of restricted stock units on each of the first four anniversaries of the date of grant. Such vesting will be subject to Mr. Rubin’s “continuous service,” as defined in the 2005 Equity Plan, to the Company and to acceleration in certain circumstances following a change in control. On March 6, 2008, the Compensation Committee granted Mr. Rubin a restricted stock unit award for 49,523 shares, representing the annual stock award for 2008.

Mr. Rubin also is entitled to receive an award of performance restricted stock units, referred to as a “PRSU Award,” to be granted on or before March 31 of each year. The number of shares to be issued pursuant to a PRSU Award is based on the Company achieving certain performance targets during a certain performance period, each as established by the Compensation Committee of GSI’s Board of Directors. Depending on the level of the performance targets that is achieved during the performance period, Mr. Rubin will be entitled to the issuance of shares having a fair market value, as of the date of grant, of between $700,000 and $2,100,000. If the Company fails to achieve the 90% level of the performance targets, Mr. Rubin will not be entitled to the issuance of any shares. Once issued, the shares will be subject to additional time based vesting restrictions, with 50% of the shares vesting on the first anniversary of the date the PRSU Award is earned and the remaining shares vesting on the second anniversary of the date the PRSU Award is earned.

The employment agreement contains a “clawback” provision. In the event that the Board or the Compensation Committee determines in good faith that the earlier determination as to the achievement of the performance targets was based on incorrect data, which incorrect data would require the restatement of GSI’s financial statements for reasons other than changes in law or accounting principles, and that in fact the performance targets had not been achieved or had been achieved to a lesser extent than originally determined and a portion of any performance restricted stock units granted under any PRSU Award would not have been issued, vested or settled, given the correct data, then:

•	such portion of performance restricted stock units that were issued shall be forfeited and cancelled as provided by the Board or the Compensation Committee;

•	such portion of performance restricted stock units that became vested will be deemed to be not vested and will be deemed to be forfeited and cancelled as provided by the Board or the Compensation Committee; and

•	such portion of performance restricted stock units that were settled in exchange for shares of GSI’s stock shall be paid by Mr. Rubin to GSI upon notice from GSI as provided by the Board or the Compensation Committee.

On March 4, 2008, under Mr. Rubin’s employment agreement described above, the Compensation Committee granted Mr. Rubin a PRSU Award for 102,714 shares, referred to as the target units, representing the PSRU Award for 2008. If the Company achieved 100% of the non-GAAP income from operations target established by the Compensation Committee for fiscal 2008, Mr. Rubin would have received 100% of the target units. If the Company failed to achieve 90% of the non-GAAP income from operations target for the performance period, Mr. Rubin would have received no shares. The performance restricted stock unit vests in the following increments, or earlier upon certain events: 50% on the first anniversary of the date earned and 50% on the second anniversary of the date earned. Vested performance units result in the delivery to Mr. Rubin of shares of common stock. On March 10, 2009, the Compensation Committee determined that Mr. Rubin earned 60,601 performance restricted stock units for fiscal 2008.

Mr. Rubin will also continue to be entitled to participate in the Company’s stock purchase, profit sharing, savings, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs on the same terms and to the same extent as the other senior executives of the Company.

Michael R. Conn.  GSI does not have an employment agreement with Michael R. Conn, GSI’s executive vice president, finance and chief financial officer. Mr. Conn receives an annual base salary of $390,000 in fiscal 2009 and is entitled to participate in GSI’s bonus and equity award plans. Mr. Conn also receives a car allowance.

Stephen J. Gold.  On January 31, 2005, GSI entered into an offer letter with Mr. Gold to serve as GSI’s executive vice president, technology and chief technology officer. Under this letter, Mr. Gold is entitled to (i) receive an annual base salary of $325,000 to be increased to $350,0000 beginning January 1, 2006, subject to review annually, (ii) participate in the annual bonus plan available to GSI’s similarly situated employees, with a guaranteed bonus of no less than 50% of his base salary in fiscal 2005, (iii) receive a housing allowance of $2,500 per month, less payroll deductions and all required withholdings, for the duration of his employment and (iv) other benefits similar to those provided to GSI’s other officers. In addition, Mr. Gold’s offer letter provided that upon commencement of his employment, Mr. Gold would be granted a restricted stock unit award under the 1996 Plan to acquire common stock having an aggregate value of $1,000,000. GSI also agreed to pay Mr. Gold a signing bonus equal to $160,000 in the aggregate. See also “— Potential Payments Upon Termination of Employment or Change in Control.” Mr. Gold receives an annual base salary of $404,000 in fiscal 2009.

J. Scott Hardy.  On March 26, 2007, GSI entered into an offer letter with Mr. Hardy to serve as its executive vice president, business management. Under this letter, Mr. Hardy is entitled to (i) receive an annual base salary of $400,000; (ii) participate in the annual bonus plan available to similarly situated employees at GSI, with a guaranteed bonus in 2007 (paid in March 2008) of no less than 50% of his base pay; (iii) receive, subject to the approval of the Board of Directors, a restricted stock unit award having an aggregate value of $1,250,000 and vesting as to 20% of the total number of shares on each of the first, second, third, fourth and fifth annual anniversary of the date of grant; (iv) participate in all employee benefit plans or programs provided to similarly situated employees at GSI; (v) a reimbursement of his actual and reasonable expenses relating to his relocation from Atlanta, GA to King of Prussia, PA, including moving costs; temporary living and storage in King of Prussia; two house hunting trips; an amount equal to 2% of the purchase price of his new home to cover some of the costs associated with that purchase; home sale protection , up to a maximum of $100,000; a relocation allowance of up to $50,000 less taxes; and in the event he is carrying two mortgages simultaneously, GSI will cover the interest cost of the lower of the two mortgages for up to four months. If Mr. Hardy resigns his employment or GSI terminates his employment with “cause” during the first two years of his employment, he must repay the Company a pro-rata portion of all amounts incurred or reimbursed by GSI in connection with his relocation as follows: 100% will be reimbursed if such a departure occurs in the first year of employment and the reimbursement will decline by 1/12th for each month in the second year. Mr. Hardy is also entitled to receive a one-time signing bonus of $100,000 less taxes, subject to the same repayment terms previously noted in the event of his resignation or termination for “cause” during the first two years of employment. Mr. Hardy and GSI may terminate Mr. Hardy’s employment at any time and for any reason. See also “— Potential Payments Upon Termination of Employment or Change in Control.” Mr. Hardy receives an annual base salary of $415,000 in fiscal 2009.

Damon Mintzer.  GSI does not have an employment agreement with Damon Mintzer, GSI’s executive vice president, sales. Mr. Mintzer receives an annual base salary of $444,158 in fiscal 2009 and is entitled to participate in GSI’s bonus and equity award plans.

2008 Leadership Bonus Plan.

On March 4, 2008, GSI’s Compensation Committee approved the 2008 leadership bonus plan for certain management-level employees, including the Named Officers. Under the 2008 leadership bonus plan, Named Officers, would receive an annual incentive cash bonus targeted at 50% of base salary if: (i) GSI achieved certain non-GAAP income from operations (income from operations excluding the effects of stock-based compensation, depreciation and amortization expenses, acquisition-related integration expenses and revenue and expense attributable to e-Dialog, Inc. excluding any one time significant gains or losses on assets or equity sales or any other extraordinary, non-operating revenue or expense, net of bonus payments under the 2008 leadership bonus plan) targets as determined by GSI’s Compensation Committee; and (ii) the eligible employee performed at an acceptable level as determined by Mr. Rubin. In addition, the amount of bonus that a participant would actually receive may be adjusted upward, downward or eliminated, based on that individual’s performance during the year. Each eligible participant’s bonus will be funded from a fixed pool.

See “Compensation Discussion and Analysis” for a discussion regarding the amount of salary and bonus in proportion to the total compensation of the Named Officers as well as the targets under the 2008 Leadership Bonus Plan.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes stock option and stock awards held by GSI’s Named Officers at the end of Fiscal 2008.

			Option Awards					Stock Awards
											Equity
											Incentive	Equity
											Plan	Incentive
											Awards:	Plan
											Number	Awards:
					Equity						of	Market or
					Incentive					Market	Unearned	Payout
					Plan			Number		Value	Shares,	Value of
					Awards:			of Shares		of Shares	Units or	Unearned
			Number of	Number of	Number of			or		or	Other	Shares,
			Securities	Securities	Securities			Units of		Units of	Rights	Units or
			Underlying	Underlying	Underlying			Stock		Stock	That	Other
			Unexercised	Unexercised	Unexercised	Option		That		That	Have	Rights
			Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Not	That Have
	Award		(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Type(1)	Grant Date	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	($)

Michael G. Rubin	Option	1/3/01	1,000,000	—	—	5.563	01/03/2011	—		—	—	—
Chairman, President	Option	12/19/03	225,000	—	—	10.00	12/19/2013	—		—	—	—
and Chief Executive	Option	4/6/05	125,000	—	—	13.46	04/06/2015	—		—	—	—
Officer (principal	PRSU	8/23/06	—	—	—	—	—	44,530	(2)	480,478	—	—
executive officer)	RSU	8/23/06	—	—	—	—	—	28,626	(3)	308,875	—	—
	RSU	3/6/07	—	—	—	—	—	26,630	(4)	287,338	—	—
	RSU	3/6/07	—	—	—	—	—	27,617	(5)	297,987	—	—
	PRSU	3/4/08	—	—	—	—	—	—		—	102,714 (6)	1,108,284
	RSU	3/4/08	—	—	—	—	—	49,523	(7)	534,353	—	—
	RSU	8/1/08	—	—	—	—	—	46,143	(8)	497,883	—	—
Michael R. Conn	Option	1/3/01	40,000	—	—	5.563	01/03/2011	—		—	—	—
Executive Vice	Option	7/19/01	80,000	—	—	9.00	07/19/2011	—		—	—	—
President, Finance	Option	11/6/03	75,000	—	—	10.00	11/06/2013	—		—	—	—
and Chief Financial	Option	4/6/05	45,000	—	—	13.46	04/06/2015	—		—	—	—
Officer (principal	RSU	3/7/06	—	—	—	—	—	9,708	(9)	104,749	—	—
financial officer)	RSU	3/6/07	—	—	—	—	—	12,822	(10)	138,349	—	—
	RSU	3/4/08	—	—	—	—	—	25,678	(11)	277,066	—	—
	RSU	3/4/08	—	—	—	—	—	10,317	(12)	111,320	—	—
Stephen J. Gold	RSU	2/7/05	—	—	—	—	—	16,756	(13)	180,797	—	—
Executive Vice	RSU	3/7/06	—	—	—	—	—	10,517	(14)	113,478	—	—
President and Chief	RSU	3/6/07	—	—	—	—	—	12,822	(10)	138,349	—	—
Information Officer	RSU	3/4/08	—	—	—	—	—	51,357	(15)	554,142	—	—
	RSU	3/4/08	—	—	—	—	—	10,702	(16)	115,475	—	—
J. Scott Hardy	RSU	5/21/07	—	—	—	—	—	45,433	(17)	490,222	—	—
Executive Vice	RSU	3/4/08	—	—	—	—	—	25,678	(11)	277,066	—	—
President, Business
Management
Damon Mintzer	Option	6/28/01	45,000	—	—	6.80	06/28/2011	—		—	—	—
Executive Vice	Option	11/6/03	75,000	—	—	10.00	11/06/2013	—		—	—	—
President, Sales	Option	11/29/04	50,000	—	—	13.62	11/29/2014	—		—	—	—
	Option	4/6/05	70,000	—	—	13.46	04/06/2015	—		—	—	—
	RSU	3/7/05	—	—	—	—	—	3,044	(18)	32,845	—	—
	RSU	3/7/06	—	—	—	—	—	11,326	(19)	122,208	—	—
	RSU	3/6/07	—	—	—	—	—	12,822	(10)	138,349	—	—
	RSU	3/4/08	—	—	—	—	—	25,678	(11)	277,066	—	—
	RSU	3/4/08	—	—	—	—	—	11,807	(20)	127,357	—	—

(1)	Award Type: Option = Stock Option RSU = Restricted Stock Unit PRSU = Performance Restricted Stock Unit

(2)	On March 6, 2007, the Compensation Committee determined that 89,059 shares were earned under this performance restricted stock unit. The shares vest in the following increments, or earlier upon certain events: 50% on the first anniversary of the date earned and 50% on the second anniversary of the date earned. As of January 3, 2009, 44,529 shares have vested and 44,530 shares were unvested.

(3)	This restricted stock unit award of 57,252 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary of the date of grant. As of January 3, 2009, 28,626 shares have vested and 28,626 shares were unvested.

(4)	This restricted stock unit award of 35,507 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth anniversary of date of grant. As of January 3, 2009, 8,877 shares have vested and 26,630 shares were unvested.

(5)	This restricted stock unit award of 55,234 shares vests as to 50% of the total number of shares subject to the award on each of the first and second anniversary of date of grant. As of January 3, 2009, 27,617 shares have vested and 27,617 shares were unvested.

(6)	The fiscal 2008 performance restricted stock unit for 102,714 shares is based on GSI attaining 100% of the non-GAAP income from operations target. On March 10, 2009, the Compensation Committee determined Mr. Rubin was entitled to receive 60,601 shares under this performance restricted stock unit. The shares vest in the following increments, or earlier upon certain events: 50% on the first anniversary of the date earned and 50% on the second anniversary of the date earned.

(7)	This restricted stock unit award of 49,523 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary of date of grant.

(8)	This restricted stock unit award of 46,143 shares vests in full on August 1, 2010.

(9)	This restricted stock unit award of 19,417 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary of date of grant. As of January 3, 2009, 9,709 shares had vested and 9,708 shares were unvested.

(10)	This restricted stock unit award of 17,096 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth anniversary of date of grant. As of January 3, 2009, 4,274 shares have vested and 12,822 shares remain unvested.

(11)	This restricted stock unit award of 25,678 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth anniversary of date of grant.

(12)	This restricted stock unit award of 10,317 shares vests in full on March 4, 2010.

(13)	This restricted stock unit award of 67,024 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary of date of grant. As of January 3, 2009, 50,268 shares had vested and 16,756 shares were unvested.

(14)	This restricted stock unit award of 21,035 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth anniversary of date of grant. As of January 3, 2009, 10,518 shares have vested and 10,517 shares were unvested.

(15)	This restricted stock unit award of 51,357 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth anniversary of date of grant

(16)	This restricted stock unit award of 10,702 shares vests in full on March 4, 2010.

(17)	This restricted stock unit award for 56,792 shares vests as to 20% of the total number of shares subject to the award on each of the first, second, third, fourth and fifth anniversary of date of grant. As of January 3, 2009, 11,359 shares had vested and 45,433 shares were unvested.

(18)	This restricted stock unit award of 12,178 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary of date of grant. As of January 3, 2009, 9,134 shares have vested and 3,044 shares were unvested.

(19)	This restricted stock unit award of 22,653 shares vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth anniversary of date of grant. As of January 3, 2009, 11,327 shares have vested and 11,326 shares were unvested.

(20)	This restricted stock unit award of 11,807 shares vests in full on March 4, 2010.

Option Exercises and Stock Vested

The following table sets forth information regarding the vesting of stock awards held by GSI’s Named Officers during fiscal 2008. No options were exercised by GSI’s Named Officers in fiscal 2008.

	Stock Awards
	Number of	Value
	Shares	Realized
	Acquired on	on
	Vesting	Vesting(1)
Name	(#)	($)

Michael G. Rubin	95,557	1,262,447
Chairman, President and Chief Executive Officer (principal executive officer)
Michael R. Conn	23,525	283,021
Executive Vice President, Finance and Chief Financial Officer (principal financial officer)
Stephen J. Gold	26,289	394,887
Executive Vice President and Chief Information Officer
J. Scott Hardy	11,359	159,367
Executive Vice President, Business Management
Damon Mintzer	33,533	397,345
Executive Vice President, Sales

(1)	Represents the product of the closing price of GSI’s common stock on the date of vesting of the stock award multiplied by the number of shares vested.

Equity Incentive Plans

GSI maintains equity incentive plans pursuant to which eligible employees, including the Named Officers, receive equity based awards. GSI’s 2005 Equity Plan, which was adopted by our stockholders at the 2005 annual meeting of stockholders and amended in June 2007, replaced GSI’s 1996 Equity Incentive Plan (described below), referred to as the “1996 Plan.”

2005 Equity Incentive Plan

GSI’s 2005 Equity Plan is intended to provide a means to secure and retain the services of GSI’s employees (including officers) and non-employee directors eligible to receive stock awards, to provide incentives for such individuals to exert maximum efforts for the success of GSI and its affiliates, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of GSI’s Common Stock through the grant of stock awards.

To achieve these purposes, the 2005 Equity Plan permits grants of incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock bonus awards, stock unit awards, and other forms of equity compensation. The maximum total number of shares for which awards can be granted under the 2005 Equity Plan is 7,251,219 shares of Common Stock, subject to appropriate adjustment in a manner determined by the Board of Directors to reflect changes in GSI’s capitalization. In addition, such share reserve shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock award agreements outstanding under the 1996 Plan as of the date the 2005 Equity Plan was approved by stockholders and (ii) but for the termination of the 1996 Plan, would otherwise have reverted to the share reserve of the 1996 Plan pursuant to the terms of the 1996 Plan.

The 2005 Equity Plan is administered by GSI’s Board of Directors. The Board of Directors has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards. The Board of Directors may delegate its authority under the 2005 Equity Plan to a committee of the board. The Board of Directors has delegated its authority to the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board of Directors may suspend or terminate the 2005 Equity Plan without stockholder approval or ratification at any time. The Board of Directors may amend or modify the 2005 Equity Plan at any time. However, no amendment shall be effective unless approved by the stockholders of GSI to the extent stockholder approval is necessary to satisfy applicable law. The Board of Directors also may submit any other amendment to the 2005 Equity Plan intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees. Under the 2005 Equity Plan, the Board of Directors may, without obtaining the prior approval of the stockholders of GSI, (i) reduce the exercise price of any outstanding option under the 2005 Equity Plan; (ii) cancel or accept any outstanding option under the 2005 Equity Plan and grant in substitution or exchange therefor a new option or other stock award under the 2005 Equity Plan or another equity plan of GSI covering the same or a different number of shares of common stock; (iii) cancel or accept any outstanding option under the 2005 Equity Plan and grant in substitution or exchange therefor cash or any other valuable consideration; or (iv) conduct any other action that is treated as a repricing under generally accepted accounting principles.

As of April 24, 2009, 4,360,949 restricted stock units, 226,081 shares of unvested restricted stock and options to purchase 142,250 shares of Common Stock were outstanding under the 2005 Equity Plan. Additionally, as of April 24, 2009, the total number of additional shares for which awards could be granted under the 2005 Equity Plan was 1,430,993 shares of Common Stock.

1996 Equity Incentive Plan

The following is a summary of the 1996 Plan:

GSI’s 1996 Plan was intended to promote the long-term retention of its key employees and other persons who are in a position to make significant contributions to GSI’s success, further reward these employees and other persons for their contributions to GSI’s growth and expansion, provide additional incentive to these employees and other persons to continue making similar contributions and to further align the interests of these employees and other persons with those of GSI’s stockholders.

To achieve these purposes, the 1996 Plan permitted grants of incentive stock options, options not intended to qualify as incentive stock options, stock appreciation rights, restricted and unrestricted stock awards, deferred stock awards, performance awards, loans and supplemental awards. The maximum total number of shares for which awards could have been granted under the 1996 Plan was 9,500,000 shares of common stock, subject to appropriate adjustment in a manner determined by the Board of Directors to reflect changes in GSI’s capitalization.

The 1996 Plan is administered by our Board of Directors, which determines, among other things and subject to certain conditions, whether to accelerate the exercise or vesting schedule or waive any other terms or conditions of each award, whether to reduce the exercise price of an option after the date of grant, whether to amend or cancel an award and the form of any instrument used under the 1996 Plan. The Board of Directors has the right to adopt rules for the administration of the 1996 Plan, settle all controversies regarding the 1996 Plan or any award, and construe and correct defects and omissions in the 1996 Plan or any award. The 1996 Plan may be amended, suspended or terminated by the Board of Directors, subject to certain conditions, provided that stockholder approval will be required whenever necessary for the 1996 Plan to continue to satisfy the requirements of certain securities and tax laws, rules and regulations. The Board of Directors may delegate its authority under the 1996 Plan to a committee of the board. The Board of Directors has delegated its authority to the Compensation Committee and the Nominating and Corporate Governance Committee.

As of April 24, 2009, 2,231 restricted stock units and options to purchase 3,753,402 shares of Common Stock were outstanding under the 1996 Plan. No additional awards may be granted under the 1996 Plan.

Nonqualified Deferred Compensation

On June 8, 2006, GSI’s Compensation Committee approved the Leadership Team Deferral Plan, referred to as the “Deferral Plan,” which was amended and restated on March 5, 2008 to reflect compliance with the requirements of Section 409A of the Internal Revenue Code. The Deferral Plan is a non-qualified deferred compensation plan that allows eligible employees, including executive officers, to defer compensation that the employee cannot defer under our applicable tax-qualified plans because of limits under the Internal Revenue Code on the amount of compensation that can be deferred.

Under the Deferral Plan, GSI provides participants with the opportunity to make annual elections to defer a specified percentage of up to 100% of their eligible compensation, including salary, bonus and restricted stock unit awards (“RSU Awards”). Elective deferrals of cash compensation are withheld from a participant’s paycheck and credited, as applicable, to a bookkeeping account established in the name of the participant. A participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon. An RSU Award, which a participant may generally only elect to defer if, among other conditions set forth in the Deferral Plan, it does not vest until at least thirteen months from the grant date, vests in accordance with the vesting schedule set forth the award agreement. GSI may also make discretionary contributions to participants’ accounts in the future, although it does not currently plan to do so. Discretionary contributions made by GSI in the future, if any, will be subject to such vesting arrangements as GSI may determine. Amounts contributed to a participant’s account through elective deferrals, deferrals of RSU Awards or through GSI’s discretionary contributions, are generally not subject to income tax, and GSI does not receive a deduction, until they are distributed from the accounts.

Under the Deferral Plan, GSI is obligated to deliver on a future date deferred compensation credited to the participant’s account, as adjusted for earnings and losses. A participant’s elective cash deferral account and any GSI discretionary contribution account, if applicable, are adjusted for any positive or negative investment results from phantom investment alternatives selected by the participant that are available under the Deferral Plan. A participant may make changes to phantom investments on a daily basis in accordance with rules established by the Committee. A participant’s RSU account is credited with an equivalent number of shares of the Company’s common stock each time the participant elects to defer an RSU Award under the Deferral Plan. A participant’s RSU account is automatically allocated to a Company’s common stock measurement fund. Amounts payable under the Deferral Plan are unfunded, unsecured general obligations of GSI. Amounts in a participant’s elective cash deferral account and any GSI discretionary contribution account will be payable in cash, and amounts in a participant’s RSU account will be payable in the Company’s common stock, commencing upon the distribution date selected by the participant at the time of deferral. Payments will be distributed in the form of a lump sum payment or in up to ten annual installments, depending upon, if applicable, the election made by a participant at the time of deferral. However, if a participant’s service with GSI terminates prior to the selected distribution date or dates, payments will commence as soon as practicable but not later than seventy days following termination of service. Notwithstanding the foregoing, if a participant’s service terminates with GSI due to disability or death, or a participant is receiving installment payments and dies or becomes disabled prior to payment of all the installments, all amounts will become immediately payable in the following calendar year. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Internal Revenue Code. In addition, in the event a participant suffers one or more specified unforeseeable emergencies, the Committee may, in its sole discretion, accelerate the payment of the participant’s deferred cash awards. Payments scheduled to be made under the Deferral Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Internal Revenue Code.

Through January 3, 2009, among GSI’s Named Officers, only Mr. Rubin elected to participate in the Deferral Plan. Accordingly, the following table provides information concerning amounts held under the Deferral Plan for the benefit of Mr. Rubin.

	Executive		Aggregate	Aggregate	Aggregate
	Contributions in	Registrant	Earnings in	Withdrawals/	Balance at
	Last FY(1)	Contributions	Last FY(2)	Distributions	Last FYE(3)
Name	($)	in Last FY ($)	($)	($)	($)

Michael G. Rubin	118,500	—	(115,491)	—	185,996
Chairman, President and Chief Executive Officer (principal executive officer)

(1)	Amounts contributed by the Named Officer in fiscal 2008 are also reported as compensation in the Summary Compensation Table.

(2)	Earnings received by the Named Officer are not reported as compensation in the Summary Compensation Table because such earnings are not considered to be “above market” earnings under SEC regulations.

(3)	$175,394 of such amount was reported as compensation in the Summary Compensation Table for prior years.

Potential Payments Upon Termination of Employment or Change in Control

Change in Control Agreements

GSI has entered into change in control agreements with members of its senior management, including GSI’s Named Officers (other than Messrs. Mintzer and Rubin), and certain other employees. Each change in control agreement provides that if the employee resigns for “good reason” or is terminated without “cause” within 90 days before or two years (with respect to senior management) following a change in control, then:

•	all equity awards held by the employee will immediately become fully vested and exercisable and all restrictions set forth in these equity awards related to the passage of time and/or continued employment will immediately lapse; and

•	the employee will have continued exercisability of each stock option and stock appreciation right held by the employee, if any, for the remaining term of each such equity award;

provided, however, that for stock options and stock appreciation rights granted prior to the effective date of the agreement, such period will not exceed the latest date possible that would not cause such option or stock appreciation right to become subject to Section 409A of the Code.

Good reason means:

•	a material reduction in the employee’s duties, positions, titles, offices, authority or responsibilities relative to the duties, position, titles, offices, authority or responsibilities in effect immediately prior to the change in control; the assignment to the employee of any duties or responsibilities that are substantially inconsistent with the employee’s duties, positions, titles, offices, authority or responsibilities as in effect immediately before such assignment; or any removal of the employee from or failure to reappoint or reelect the employee to any of such positions, titles or offices; except that if such event occurs solely from the fact that GSI is no longer a publicly traded and listed company, it will not by itself constitute good reason;

•	a reduction in the employee’s base salary as in effect immediately prior to the change in control;

•	a reduction in the employee’s bonus or other cash incentive compensation opportunity as in effect immediately prior to the change in control; a reduction or negative change in the employee’s equity award or other long-term non-cash incentive opportunities (the value of which is measured as of the date of grant using a reasonable valuation methodology consistently applied); or a reduction or negative change in the employee’s benefits other than base salary, bonus or other cash and non cash incentive compensation as in effect immediately prior to the change in control; except that good reason shall not exist under this clause if after a change in control, GSI offers the employee a range of cash and non-cash bonus and incentive opportunities and other benefits which, taken as a whole, are comparable to the cash and non-cash bonus and incentive opportunities and other benefits provided to the employee immediately prior to the change in control;

•	GSI’s failure to timely pay or provide to the employee any portion of the employee’s compensation or benefits then due to the employee;

•	a relocation of the employee’s principal place of employment that will result in an increase of more than thirty miles in the employee’s one-way commute as compared to the employee’s one-way commute prior to the change of control;

•	any material breach by GSI of the change in control agreement or any other material agreement between GSI and the employee, including any employment agreement, indemnification agreement or agreement relating to any equity award; or

•	GSI’s failure to obtain, before a change in control occurs, an agreement in writing from any successors and assigns to all or substantially all of GSI’s business or assets to assume and agree to perform the change in control agreement unless otherwise assumed by such successors and assigns by operation of law.

Cause is defined a good faith determination by GSI’s Board of Directors or the Compensation Committee that the employee:

•	was grossly negligent or engaged in willful misconduct in the performance of his duties; or

•	was convicted of, or entered a plea of guilty to, a crime involving a felony or any criminal offense constituting fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof, other than an automobile offense; or

•	intentionally and materially violated any contract or agreement between the employee and GSI, GSI’s code of business conduct or any of GSI’s material policies, unless done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in GSI’s best interests; and

the employee has not remedied such matter within 30 days of GSI giving the employee written notice of its intention to terminate his employment within 90 days.

Change in control means:

•	any person, entity or group acting in concert becomes the beneficial owner of more than 50% of the combined voting power of GSI’s voting securities, subject to exceptions for financings and changes resulting from GSI’s purchases of its voting securities;

•	GSI is a party to a merger, consolidation or similar transaction and, immediately after the completion of such transaction, GSI stockholders immediately prior to such transaction do not beneficially own more than fifty percent of the combined outstanding voting power of either the surviving entity in such transaction or the parent of the surviving entity in such transaction, in each case in substantially the same proportions as their ownership of GSI outstanding voting securities immediately prior to such transaction;

•	GSI’s stockholders or the Board of Directors approves a plan for its complete dissolution or liquidation, or its complete dissolution or liquidation otherwise occurs;

•	GSI completes a sale, lease, exclusive license or other disposition of all or substantially all of its consolidated assets, other than a sale, lease, license or other disposition to an entity, more than fifty percent of the combined voting power of the voting securities of which are beneficially owned by GSI’s stockholders in substantially the same proportions as their ownership of GSI’s outstanding voting securities immediately prior to such transaction; or

•	if a majority of GSI’s directors as of the effective date of the agreement are replaced other than in specified circumstances.

If any payment the executive would receive under the change in control agreement or otherwise constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, referred to as the excise tax, then such payment will be reduced to an amount that yields the largest net payment to the participant (after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, all computed at the highest applicable rate).

Termination or Change in Control Provisions in Equity Plans

2005 Equity Plan.  Generally, the 2005 Equity Plan does not provide for the acceleration of the vesting of stock awards upon the termination of a participant’s employment for any reason. The 2005 Equity Plan does provide that, in the event of a corporate transaction (as defined below), if the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for outstanding stock awards under the 2005 Equity Plan, then, with respect to any such stock awards that are held by individuals whose continuous service with GSI or its affiliates has not terminated prior to the effective date of the corporate transaction or was terminated within the three-month period prior to the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction. A “corporate transaction” is defined as the occurrence of (i) a sale of all or substantially all of the consolidated assets of GSI and its subsidiaries, (ii) the sale of at least 90% of the outstanding securities of GSI, (iii) the consummation of a merger or consolidation in which GSI is not the surviving corporation, or (iv) the consummation of a merger or consolidation in which GSI is the surviving corporation but shares of GSI’s outstanding common stock are converted into other property by virtue of the transaction.

On August 5, 2008, the Compensation Committee approved that all equity awards granted on or after August 5, 2008 under the 2005 Equity Plan will fully vest upon death or disability (as defined in the 2005 Equity Plan).

1996 Equity Plan.  Generally, the 1996 Equity Plan does not provide for the acceleration of the vesting of stock awards upon the termination of a participant’s employment for any reason, except, in the event of a change in control, all awards automatically will vest and become free of restrictions six months after the occurrence of such change in control or, if sooner, when GSI terminates a participant’s employment for any reason other than for cause. “Change of Control” is defined as

•	the occurrence of an event that would, if known to GSI’s management, be required to be reported by GSI as a change of control on SEC Form 8-K;

•	any person, entity or group acting in concert becomes the beneficial owner of more than 50% of the combined voting power of GSI’s voting securities;

•	if a majority of GSI’s directors as of the effective date of the 1996 Equity Plan are replaced other than in specified circumstances;

•	the sale, exchange or other disposition of all or a significant portion of GSI’s business or assets, or the execution by GSI of a binding agreement providing for such a transaction;

unless in any such case, at least a majority of the incumbent directors determine, prior to the occurrence of such change in control, that no change in control has or will have occurred.

Termination or Change in Control Provisions in Employment Agreements

General.  Under employment agreements or offer letters that GSI has entered into with its Named Officers, as well as under applicable law, if the employment of a Named Officer terminates for any reason, he will be generally entitled to:

•	the earned but unpaid portion of his base salary though the date of termination;

•	any other benefits accrued by the Named Officer under GSI’s benefit plans or programs up to the date of termination;

•	any unpaid business expenses.

Michael G. Rubin.  Under Mr. Rubin’s employment agreement with GSI, if Mr. Rubin is terminated by GSI without cause, if GSI gives Mr. Rubin a notice of non-renewal of the term of the agreement and allows the agreement to expire or if Mr. Rubin resigns for good reason, Mr. Rubin will be paid $2,525,000 over a period of 24 months following the date of termination or resignation. Upon any such termination or resignation, all of Mr. Rubin’s unvested restricted stock units and performance restricted stock units will terminate. The definition of cause is similar to the definition contained in the GSI Change in Control Agreement.

“Good reason” is defined as any of the following events unless consented to by Mr. Rubin or cured by GSI:

•	Mr. Rubin is demoted, removed or not re-elected to any of his positions or offices, including his position as a member of the Board, or Mr. Rubin is assigned duties or responsibilities that are materially inconsistent with, or constitute a material diminishment of, Mr. Rubin’s title, position, responsibilities or authorities, including the change in any reporting relationships which results in Mr. Rubin no longer reporting directly to the Board;

•	GSI materially breaches the agreement;

•	there is a material reduction in the benefits provided to Mr. Rubin under the agreement;

•	there is a material reduction in the performance restricted stock units granted to Mr. Rubin;

•	Mr. Rubin’s principal place of employment is moved to a location that is more than 50 miles from the current location listed (unless such new location is closer to Mr. Rubin’s principal residence);

•	GSI fails to obtain the assumption of the agreement by any successor to GSI’s business or substantially all of its assets; or

•	there is a purported termination of Mr. Rubin for cause which is not effected pursuant to the method described the agreement.

If during the period 183 days before or 213 days after a change in control, Mr. Rubin is terminated by GSI without cause, GSI issues a notice of non-renewal of the term of the agreement or Mr. Rubin terminates his employment because his base salary is reduced or because Mr. Rubin’s principal place of employment is moved to a location that is more than 50 miles from the current location (unless such new location is closer to Mr. Rubin’s principal residence), he will be paid $2,525,000 over a period of 24 months following the date of termination or resignation. Upon any such termination or resignation, any time based vesting condition in Mr. Rubin’s restricted stock units and performance restricted stock units will accelerate; however, if Mr. Rubin is terminated or resigns following a change in control, any performance restricted stock units that were granted for the performance period in which such termination or resignation occurs will immediately terminate. The definition of change in control is similar to the definition contained in the GSI Change in Control Agreement.

Upon the termination of Mr. Rubin’s employment under any of the circumstances described above, Mr. Rubin will also be entitled to continuation of his medical benefits for a period of 24 months following the date of termination or resignation, or until he obtains substantially comparable medical coverage, whichever is shorter.

Mr. Rubin has also been granted a right to resign for any reason during a period of 30 days beginning 183 days following a change in control. If Mr. Rubin exercises this right, he will be entitled to continuation of his medical benefits for the period described in the preceding paragraph. Additionally, any time based vesting condition in Mr. Rubin’s restricted stock units and performance restricted stock units will accelerate; however, any performance restricted stock units that were granted for the performance period in which such resignation occurs will immediately terminate.

If GSI terminates Mr. Rubin’s employment because of his death or disability, as defined in the employment agreement, he will be entitled to the issuance of the number of performance restricted stock units to which he would have been entitled had he remained employed throughout the entire performance period, based upon the extent to which the performance targets are actually achieved during the performance period. Additionally, any time based vesting condition in Mr. Rubin’s performance stock units will accelerate. If Mr. Rubin’s employment is terminated because of disability, he will also be paid his base salary for a period of six months, reduced by the amount received under any disability insurance plan that GSI provides.

Mr. Rubin’s employment agreement contains a “parachute payment” reduction provision similar to that contained in the GSI Change in Control Agreement.

Mr. Rubin’s employment agreement also provides for non-competition and non-solicitation covenants applicable following the termination of Mr. Rubin’s employment for a period of two years, or if longer, for the period during which the Company is paying the severance benefits set forth above. Mr. Rubin’s employment agreement also provides for confidentiality, non-disparagement and invention assignment covenants, subject to certain limitations. The employment agreement provides that if Mr. Rubin breaches any of these covenants, it will discharge GSI’s obligation to make payments or provide benefits required under the agreement.

Stephen J. Gold.  Under the offer letter with Mr. Gold, either GSI or Mr. Gold may terminate his employment at any time and for any reason. If GSI terminates Mr. Gold’s employment without cause, GSI will pay to Mr. Gold severance in an amount equal to 12 months of his base salary or until he accepts employment with another employer. Mr. Gold’s offer letter defined cause as (i) gross negligence or willful misconduct in the performance of his duties for GSI; (ii) breach or violation, in a material respect, of any agreement between GSI and Mr. Gold or any of GSI’s policy statements, including those regarding business conduct, conflicts-of-interest, insider trading, confidentiality or harassment; (iii) commission of a material act of dishonesty or breach of trust; (iv) acting in a manner that is inimical or injurious, in a material respect, to the business or interests of GSI; or (v) conviction of a felony. Additionally, if GSI terminates Mr. Gold’s employment without cause within 12 months following a change in control, as defined in the 1996 Equity Plan, the restricted stock unit granted to Mr. Gold in connection with his initial hiring will automatically vest with respect to the number of shares that would have vested over the next 48 months, had Mr. Gold remained in GSI’s employ. Mr. Gold also is bound by a separate agreement that prohibits the unauthorized use or disclosure of GSI’s confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting our employees for one year after the end of his employment, and invention assignment covenants.

J. Scott Hardy.  Under the offer letter with Mr. Hardy, either GSI or Mr. Hardy may terminate his employment at any time and for any reason. If GSI terminates Mr. Hardy’s employment without cause, GSI will continue to pay to Mr. Hardy his base salary for 12 months if such termination occurs in 2009. Mr. Hardy’s offer letter defined cause as (i) gross negligence or willful misconduct in the performance of his duties for GSI; (ii) breach or violation, in a material respect, of any agreement between GSI and Mr. Hardy or any of GSI’s policy statements, including those regarding conflicts-of-interest, insider trading, confidentiality or harassment; (iii) commission of a material act of dishonesty or breach of trust; (iv) acting in a manner that is inimical or injurious, in a material respect, to the business or interests of GSI; or (v) conviction of a felony. Mr. Hardy also is bound by a separate agreement that prohibits the unauthorized use or disclosure of GSI’s confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting our employees for one year after the end of his employment, and invention assignment covenants.

The following table shows the estimated amount of payments and benefits that would be provided by GSI (or GSI’s successor) to GSI’s Named Officers under the plans and agreements described above assuming that their employment was terminated as of January 3, 2009 for various reasons as described below:

	Reason for Termination of Employment
									Termination by Us
									without Cause or
		Termination by							Termination by
		Us without Cause							Executive for
		or Termination by							Good Reason in
	Voluntary by	Executive for							Connection with a
Named Officer and	Executive	Good Reason		Cause	Death		Disability		Change of Control
Nature of Payment	$	$		$	$		$		$

Michael G. Rubin
Total cash payment	-0-	2,525,000	(1)	-0-	-0-		237,000	(2)	2,525,000	(1)
Cost of continuation of benefits	-0-	16,583	(3)	-0-	-0-		-0-		16,583	(3)
Value of accelerated stock awards(4)	-0-	-0-		-0-	1,134,363	(5)	1,134,363	(5)	3,060,799	(6)
Total	-0-	2,541,583		-0-	1,134,363		1,371,363		5,602,382

Michael R. Conn
Total cash payment	-0-	-0-		-0-	-0-		-0-		-0-
Cost of continuation of benefits	-0-	-0-		-0-	-0-		-0-		-0-
Value of accelerated stock awards(4)	-0-	-0-		-0-	-0-		-0-		631,485	(7)
Total	-0-	-0-		-0-	-0-		-0-		631,485

Stephen J. Gold
Total cash payment	-0-	404,000	(8)	-0-	-0-		-0-		404,000	(8)
Cost of continuation of benefits	-0-	-0-		-0-	-0-		-0-		-0-
Value of accelerated stock awards(4)	-0-	-0-		-0-	-0-		-0-		1,102,242	(7)
Total	-0-	404,000		-0-	-0-		-0-		1,506,242

J. Scott Hardy
Total cash payment	-0-	622,500	(9)	-0-	-0-		-0-		622,500	(9)
Cost of continuation of benefits	-0-	-0-		-0-	-0-		-0-		-0-
Value of accelerated stock awards(4)	-0-	-0-		-0-	-0-		-0-		767,288	(7)
Total	-0-	622,500		-0-	-0-		-0-		1,389,788

Damon Mintzer
Total cash payment	-0-	-0-		-0-	-0-		-0-		-0-
Cost of continuation of benefits	-0-	-0-		-0-	-0-		-0-		-0-
Value of accelerated stock awards(4)	-0-	-0-		-0-	-0-		-0-		32,845	(10)
Total	-0-	-0-		-0-	-0-		-0-		32,845

(1)	Represents amount payable under Mr. Rubin’s employment agreement, payable in 24 monthly installments following termination of employment.

(2)	Represents the maximum amount payable under Mr. Rubin’s employment agreement, pursuant to which he will continue to receive his base salary for a period of six months following the date of termination; however, any such amounts will be reduced, dollar-for-dollar, by any amounts received by Mr. Rubin under any disability insurance policy or plan provided to Mr. Rubin by GSI.

(3)	Represents the estimated cost to continue Mr. Rubin’s medical benefits for a period of 24 months following termination of employment, assuming no increase in premiums.

(4)	Represents the value of unvested stock awards that would be accelerated as a result of the termination of employment, calculated as: $10.79, the closing price of GSI’s common stock on January 2, 2009, the last trading day in fiscal 2008, multiplied by the number of unvested stock awards as of such date.

(5)	Represents the value of 105,131 shares under unvested performance restricted stock units that would be issued on the death or disability of Mr. Rubin, including the 60,601 shares under the performance restricted stock unit for fiscal 2008 which on March 10, 2009 the Compensation Committee determined were earned due to our fiscal 2008 financial performance. The number of performance restricted stock units that would be issued in the event of the death or disability of Mr. Rubin is equal to the number of performance restricted stock units to which he would have been entitled had he remained employed throughout the entire performance period, based upon the extent to which the performance targets are actually achieved during the performance period. See note 4.

(6)	Represents the value of unvested performance restricted stock units and restricted stock units that would be accelerated under Mr. Rubin’s employment agreement. See note 4.

(7)	Represents the value of unvested stock awards that would be accelerated under the change of control agreement. See note 4.

(8)	Represents the maximum amount payable under Mr. Gold’s offer letter, pursuant to which he will continue to receive his base salary for a period ending on the earlier of 12 months following the date of termination without cause and the date that he obtains new employment. Although the offer letter does not specifically provide for severance in connection with a change in control, Mr. Gold would be entitled to receive the severance described in the preceding sentence if his employment was terminated without cause in connection with a change of control. Mr. Gold’s offer letter does not provide for a termination by Mr. Gold for good reason.

(9)	Represents the maximum amount payable under Mr. Hardy’s offer letter, pursuant to which he would continue to receive his base salary for 18 months where he terminated without cause in 2008, and 12 months where he terminated without cause in 2009. Although the offer letter does not specifically provide for severance in connection with a change in control, Mr. Hardy would be entitled to receive the severance described in the preceding sentence if his employment was terminated without cause in connection with a change of control. Mr. Hardy’s offer letter does not provide for a termination by Mr. Hardy for good reason.

(10)	Represents the value of unvested restricted stock units that would be accelerated under the 1996 Equity Plan. If the change in control also constituted a “corporate transaction” under the 2005 Equity Plan and if the surviving or acquiring entity (or its parent company) elected not to assume outstanding stock awards under the 2005 Equity Plan, then restricted stock units issued under the 2005 Equity Plan with a value of $665,020 would also be accelerated. See note 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, Messrs. Hunter and Menell and Dr. Rayport and Ms. Weiss served on the Compensation Committee. None of these individuals is or has been an officer or employee of GSI.

No person who served as a member of the Compensation Committee during fiscal 2008 was a current or former officer or employee of GSI or, except as described below, engaged in certain transactions with GSI required to be disclosed by regulations of the SEC. There were no compensation committee “interlocks” during fiscal 2008, which generally means that none of GSI’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of GSI’s Compensation Committee.

Other Relationships and Related Transactions

On October 17, 2008, GSI entered into a letter agreement with Linens Holding Co. (“Linens”) and Hilco Consumer Capital, L.P. (“HCC”), pursuant to which HCC and GSI would act jointly as agent for Linens to liquidate, on the LNT.com Web store, certain inventory owned by Linens located at one of GSI fulfillment centers. On October 16, 2008, GSI and HCC entered into a letter agreement outlining the terms of their joint agency with respect to the merchandise, pursuant to which GSI would receive a percentage of the sales price of the merchandise for performing all services necessary to take orders, process and ship the merchandise. M. Jeffrey Branman serves as Managing Director of Hilco Consumer Capital, LLC, the managing partner of HCC. GSI recognized net revenues of $6,617,000 during fiscal 2008 on sales of merchandise pursuant to the agency arrangement between the Company, HCC and Linens. The percentage of the sales price earned by GSI under these letter agreements is comparable to the percentage of the sales price earned by GSI under its e-commerce agreement with Linens prior to its liquidation.

In fiscal 2000 and 2001, Interactive Technology Holdings, LLC, a joint venture of Comcast Corporation and QVC, Inc. which is now a subsidiary of Liberty Media Corporation, acquired 10,797,900 shares of GSI Common Stock and warrants to purchase 300,000 shares of GSI Common Stock. On January 31, 2005, ITH effected a distribution of all of its assets, including shares of GSI Common Stock, to entities affiliated with Comcast and Liberty. Based on a Schedule 13D/A filed with the Securities and Exchange Commission on September 1, 2006, entities affiliated with Liberty beneficially owned approximately 18.9% of GSI’s Common Stock outstanding as of April 24, 2009. M. Jeffrey Branman, one of GSI’s directors, was the president of Interactive Technology Services, which served as financial advisor to ITH through its dissolution.

In 2000, GSI entered into a website development and distribution agreement with iQVC, a division of QVC, Inc., pursuant to which GSI provides technology, procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. In 2007, GSI entered into an E-Commerce Distribution Agreement with QVC, Inc., which replaced the agreement between GSI and iQVC. Under the agreement with QVC, Inc. GSI provides procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. The terms of these sales are comparable to those with other similar partners.

In 2007, GSI entered into an agreement with QVC, Inc., pursuant to which GSI makes NFL licensed merchandise available to QVC for QVC to sell both on its website and on live direct response television programs. GSI will be the exclusive provider of NFL licensed merchandise to QVC, subject to limited exceptions, and the GSI fulfillment network will fulfill product orders received from QVC’s website and the QVC live direct response programs.

GSI recognized net revenues of $8,504,000 during fiscal 2008, $7,809,000 during fiscal 2007 and $843,000 during fiscal 2006 on sales to QVC under these agreements.

As of April 24, 2009, SOFTBANK Capital Partners LLC and its affiliates collectively beneficially owned approximately 16.7% of the Company’s outstanding common stock based on a Schedule 13D/A filed with the Securities and Exchange Commission on June 2, 2005. Ronald D. Fisher, one of the Company’s directors, is vice-chairman of SOFTBANK Holdings Inc. and SOFTBANK Corp. and a managing general partner of SOFTBANK Capital Partners LP, which are affiliates of SOFTBANK Capital Partners LLC. In 2007, GSI entered into a Learning Management System Agreement (the “License Agreement”) with LRN Corporation (“LRN”). Affiliates of SOFTBANK Capital Partners LLC are investors in LRN. Under the License Agreement, LRN will provide GSI with software, content and integration services for online legal compliance training for a period of three years. GSI believes the terms of the License Agreement are comparable to the terms available to it from other third-party providers of these services. GSI will pay LRN approximately $200,000 during the license period.

The Board of Directors has adopted written related party transaction policies and procedures. In accordance with GSI’s Audit Committee Charter and the Board of Directors’ written related party transaction policies and procedures, GSI’s Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of all related party transactions. If a majority of the members of the Audit Committee are interested in the proposed related party transaction, then the transaction must be approved by a majority of the disinterested members of the Board of Directors, excluding directors who are employees of GSI. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate:

•	whether the related party transaction is in the best interests of GSI and its stockholders;

•	whether the related party transaction is on terms no less favorable to GSI than terms generally available in a transaction with an unaffiliated third-party under the same or similar facts and circumstances;

•	the impact on independence if the related party is a member of the Board of Directors of GSI; and

•	the extent of the related party’s interest in the transaction.

If a related party transaction will be ongoing, the Audit Committee may establish guidelines for GSI’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee’s guidelines and that the related party transaction remains appropriate.

A related party transaction means any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (or any of its subsidiaries) was, is or will be a participant (a “Transaction”) and in which any related party had, has or will have a direct or indirect interest, and the amount is expected to involve at least $120,000; provided however, that no Related Party shall be deemed to have an indirect interest where the interest arises only from (i) such person’s ownership of less than a 10% equity interest (together with all of GSI’s directors, nominees for director, executive officers and immediate family members of directors, nominees for directors and executive officers) in a party to a Transaction or (ii) such person’s position as a limited partner with an interest of less than 10% (together with all of GSI’s directors, nominees for director, executive officers and immediate family members of directors, nominees for directors and executive officers) in a party to a Transaction. A related party means (a) any person who is, or at any time since the beginning of GSI’s last fiscal year was, a director or executive officer of GSI or a nominee for director; (b) any five percent stockholder; or (c) any immediate family member.

These related party transaction policies and procedures do not apply to the following transactions:

•	any employment relationship or transaction with an executive officer and any related compensation resulting solely from that employment relationship or transaction (unless the total compensation is in excess of $100,000) if the compensation resulting from the relationship or transaction is approved (or recommended to the Board of Directors for approval) by the Compensation Committee of the Board of Directors;

•	compensation paid to directors for services in their capacities as members of the Board of Directors and committees thereof if the compensation is approved by the Board of Directors or the appropriate committee of the Board of Directors;

•	any transaction in which the interest of the related party arises solely from the ownership of a class of equity securities of GSI and all holders of that class of equity securities of the registrant received the same benefit on a pro rata basis (for example, dividends or distributions paid with respect to a class of the Company’s securities);

•	any transaction that occurred at a time before a person or entity became a related party if such transaction did not continue after such person or entity became a related party; and

•	any transaction where the rates or charges involved in the transaction are determined by competitive bids.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires GSI’s directors, executive officers, and persons who own more than 10% of a registered class of GSI’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of GSI. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish GSI with copies of all Section 16(a) forms they file.

To GSI’s knowledge, based solely on a review of the copies of such reports furnished to GSI and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to GSI’s directors, executive officers and greater than 10% beneficial stockholders were complied with during fiscal 2008, except that the following reports were not timely filed: each of Steven Davis, executive vice president, international, Arthur H. Miller, executive vice president and general counsel, Damon Mintzer, executive vice president, sales, Michael Rubin, chairman, president, chief executive officer, filed one late Form 4 which covered the payment of tax liability by withholding securities incident to the vesting of a restricted stock unit award.

OTHER MATTERS

As of the date of this Proxy Statement, GSI knows of no other business that will be presented for consideration at the Annual Meeting (other than procedural matters). However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters for which GSI’s Board of Directors did not have notice on or prior to March 18, 2009 that are to be presented for approval at the Annual Meeting; (ii) approval of the minutes of a prior meeting of stockholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Exchange Act; and (v) matters incident to the conduct of the Annual Meeting. If any such matters come before the Annual Meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

ADDITIONAL INFORMATION

GSI is subject to the informational requirements of the Exchange Act. Therefore, GSI files reports and information, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

You can access financial and other information at GSI’s Investor Relations Web site. The address is www.gsicommerce.com/investors. GSI makes available through its Web site, free of charge, copies of its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. In addition, GSI will provide at no cost, paper or electronic copies of its reports and other filings made with the SEC. Requests should be directed to Investor Relations, 935 First Avenue, King of Prussia, Pennsylvania 19406.

The information on the Web site listed above, is not and should not be considered part of this Proxy Statement and is not incorporated by reference in this document. This Web site is, and is only intended to be, an inactive textual reference.

COST OF ANNUAL MEETING AND PROXY STATEMENT

The cost of soliciting proxies will be borne by GSI. In addition to solicitation by mail, proxies may be solicited in person or by telephone, e-mail or fax by directors, officers or employees of GSI, without additional compensation. Upon request by brokers, dealers, banks or voting trustees or their nominees who are record holders of Common Stock, GSI will pay the reasonable expenses incurred by such record holders for mailing proxy materials to any beneficial owners of the Common Stock.

STOCKHOLDER PROPOSALS

A stockholder proposal for GSI’s 2009 Annual Meeting must be submitted to GSI at its office located at 935 First Avenue, King of Prussia, Pennsylvania, 19406, by December 31, 2009 to receive consideration for inclusion in GSI’s 2010 Annual Meeting proxy materials pursuant to Rule 14a-8 of the Exchange Act. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

In addition, the period during which a stockholder must provide notice to GSI of a proposal to be submitted outside of the Rule 14a-8 process for consideration at GSI’s 2009 Annual Meeting is not earlier than the close of business on February 19, 2010 nor later than close of business on March 21, 2010. As to all such matters which GSI does not have notice on or prior to March 16, 2010, discretionary authority shall be granted to the persons designated in GSI’s proxy related to the 2010 Annual Meeting to vote on such proposal.

ANNUAL REPORT

This Proxy Statement is accompanied by GSI’s Annual Report to Stockholders for fiscal 2008. GSI will furnish without charge to each person to whom this Proxy Statement is delivered, a copy of any or all of the documents incorporated by reference in GSI’s Annual Report on Form 10-K for fiscal 2008, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated), upon the written request of such person. Requests should be sent to: GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406, (610) 265-3229, Attention: Investor Relations.

HOUSEHOLDING

In order to reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding GSI common stock and sharing an address, we have adopted a procedure approved by the SEC called “householding.”. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406, (610) 491-7000, Attention: Investor Relations, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

If you prefer to receive multiple copies of GSI’s Annual Report to Stockholders and Proxy Statement at the same address, you may obtain additional copies by writing to GSI at 935 First Avenue, King of Prussia, PA, 19406, Attention: Investor Relations or calling GSI’s Investor Relations at (610) 491-7000. Eligible stockholders of record receiving multiple copies of the Annual Report to Stockholders and Proxy Statement can request householding by contacting GSI in the same manner.

By Order of the Board of Directors,

Arthur H. Miller,
Secretary

GSI COMMERCE, INC.
ATTN: CORPORATE SECRETARY
935 FIRST AVENUE
KING OF PRUSSIA, PA 19406
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: 1. Election of Directors	☐	☐	☐

Nominees 01 Michael G. Rubin 06 Mark S. Menell	02 M. Jeffrey Branman 07 Jeffrey F. Rayport	03 Michael J. Donahue 08 Lawrence S. Smith	04 Ronald D. Fisher 09 Andrea A. Weiss	05 John A. Hunter

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

10	To ratify the appointment of Deloitte & Touche LLP as the Company’s indpendent registered public accounting firm for fiscal 2009.	☐	☐	☐

NOTE: DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

GSI COMMERCE, INC.
Annual Meeting of Stockholders
SOLICITED BY THE COMPANY AND THE BOARD OF
DIRECTORS
The undersigned hereby appoints Michael G. Rubin and M. Jeffrey Branman to act as attorneys and proxies for the undersigned, with full powers of substitution, to appear at the Annual Meeting of Stockholders of GSI Commerce, Inc. (GSI or the “Company”) to be held on the 18th day of June, 2009 at the Company’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406 and at any postponement or adjournment thereof (the “Annual Meeting”), and to vote all of the shares of the Company that the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.
Continued and to be signed on reverse side